                                                FILE PURSUANT TO RULE 424
                                                REGISTRATION NO. 333-49261

PROSPECTUS

                                  $10,000,000

                        TRANSITION AUTO FINANCE II, INC.

                          11% REDEEMABLE SECURED NOTES

                               DUE JUNE 30, 2002

    Transition Auto Finance II, Inc., a Texas corporation (the "Company"), a newly organized, single purpose subsidiary of Transition Leasing Management, Inc., a Texas corporation ("Transition Leasing"), is hereby offering (the "Offering") up to $10,000,000 of its 11% Redeemable Secured Notes due June 30, 2002 (the "Notes"). The Notes will be issued in minimum denominations of $1,000 and integral multiples thereof. The Notes will bear interest from the date of issuance at the rate of 11% per annum and interest only will be paid monthly in arrears on the fifteenth (15th) day of each month. The principal amount of the Notes will be due and payable at their maturity on June 30, 2002 (the "Maturity Date"), regardless of the date any such Note is issued. Until the Company accepts subscriptions for Notes in an aggregate principal amount of $250,000 (the "Mimimum Offering Amount"), all investor funds will be held in escrow. Affiliates of the Company will not be permitted to purchase Notes in order for the Company to secure subscriptions for the Minimum Offering Amount.

    The Notes are collateralized by (i) lease contracts (the "Contracts") of new or late model automobiles (the "Leased Vehicles") that are not more than three model years old (and, in a limited number of cases, four model years old) at the time of lease (including passenger cars, minivans, sport/utility vehicles and light trucks) with factory warranties or extended service contracts that extend to the termination of their Contracts, (ii) the Leased Vehicles and (iii) certain other collateral described herein (the "Other Collateral). Funds for the repayment of principal will accumulate in a sinking fund commencing from the twenty-fifth (25th) month following the release of funds from escrow but the Issuer may use the funds in the sinking fund to redeem all or a portion of the Notes then outstanding. If less than all of the Notes then outstanding are to be redeemed, the Trustee will determine the Notes to be redeemed by lot or by such other method as the Trustee determines. The Notes are subject to redemption at the option of the Company, in whole or in part, at any time after the eighteenth
(18th) month following the release of funds from escrow at a redemption price equal to 100% of the outstanding principal amount thereof, together with accrued interest, without any premium or penalty. The Company has contracted with Transition Leasing to provide necessary purchasing and collection services. See "MANAGEMENT--Certain Relationships and Related Transactions." No other party will insure or guarantee payment of the Notes. Noteholders may look only to the Leased Vehicles, the Contracts and the Other Collateral as a source of payment on the Notes.

    The Company's only business activities will be the purchase of the Leased Vehicles (and contemporaneously therewith, the execution of Contracts relative to such Leased Vehicles), the collection and servicing of the Contracts, the remarketing of the Leased Vehicles upon termination of the Contracts and raising of equity or debt capital to finance the acquisition of such Contracts and Leased Vehicles. The Company's only significant assets will be the Leased Vehicles and the Contracts. The Leased Vehicles are to be purchased or acquired by the Company using (a) the net proceeds from the sale of the Notes offered hereby, and (b) until the earlier of 25 months from the release of funds from escrow or a Contract Unavailability Notice (the "Sinking Fund Trigger Date"), so long as no Event of Default exists, the net collection proceeds from Contracts and net proceeds from remarketing of Leased Vehicles upon termination of the Contracts. The Company may purchase Contracts and the associated Leased Vehicles from Transition Auto Finance, Inc., another wholly-owned subsidiary of Transition Leasing and an affiliate of the Company. See "RISK FACTORS--Conflicts of Interest."

    The offering will terminate twelve (12) months from the date hereof (the "Offering Termination Date"), unless terminated earlier by the Company for certain reasons. See "Plan of Distribution."
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
               ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
 THESE ARE SPECULATIVE SECURITIES. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH
  DEGREE OF RISK INCLUDING RISKS OF DEFAULT ON THE CONTRACTS. SEE "RISK
       FACTORS." DEBT SECURITIES OFFERED WITH HIGH INTEREST OR YIELD
            GENERALLY INVOLVE MORE RISK THAN MANY OTHER MEDIUM
                     TERM DEBT INSTRUMENTS WITH LOWER
                               INTEREST OR YIELD.
THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NOTES AND THERE IS NO ASSURANCE THAT
  ONE WILL DEVELOP. INVESTORS SHOULD EXPECT TO RETAIN OWNERSHIP OF THE
        NOTES AND BEAR THE ECONOMIC RISKS OF THEIR INVESTMENT FOR
                         THE ENTIRE TERM OF THE NOTES.

                                                                                                 BROKER'S
                                                                                                COMMISSIONS
                                                                       PRICE TO PUBLIC        AND EXPENSES(1)
Per Note..........................................................          100%                   8.5%
Total Minimum.....................................................        $250,000                $21,250
Total Maximum.....................................................       $10,000,000             $850,000


                                                                         PROCEEDS TO
                                                                         COMPANY(2)
Per Note..........................................................          91.5%
Total Minimum.....................................................        $228,750
Total Maximum.....................................................       $9,150,000

(1) The Company will pay 6% of the principal amount of the Notes sold in this offering to the Underwriter. In addition, the Company will reimburse the Underwriter for certain expenses incurred in connection with its due diligence activities with regard to the offering in an amount not to exceed 2.5% of the aggregate principal amount of the Notes sold. The Underwriter may share a portion of its commissions and due diligence reimbursement with licensed brokers/dealers selected by the Underwriter to participate in the Offering. See "Plan of Distribution." The Company and Transition Leasing have agreed, jointly and severally, to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2) Before deduction of up to 1.5% of the offering proceeds for the payment of offering and organization expenses incurred by Transition Leasing and reimbursed by the Company, which is a wholly-owned subsidiary of Transition Leasing. These amounts will range from $3,750 for the minimum offering of $250,000 to $150,000 for the maximum offering of $10,000,000.
                       ----------------------------------

    The Notes are being offered on a "best efforts" basis by Great Nation Investment Corporation (the "Underwriter") and licensed broker/dealers selected by the Underwriter and who are members of the National Association of Securities Dealers, Inc. (the "NASD"). No participating broker/dealers have been selected to date. See "Plan of Distribution." Investor funds will be held in an escrow account administered by Texas Community Bank, N.A., 8235 Douglas Avenue, Suite 100, Dallas, Texas 75255, as escrow agent, until the Company receives subscriptions for the Minimum Offering Amount. In the event the Minimum Offering Amount is not subscribed on or before the Offering Termination Date, the Offering will be terminated and the escrowed funds, plus any interest earned thereon, will be promptly returned to the investors by the escrow agent. Upon the acceptance of subscriptions for the Minimum Offering Amount of Notes, the escrowed funds will be released to the Company. Any subsequent subscription funds with respect to the sale of additional Notes will continue to be deposited in the subscription escrow, but will be immediately available for use by the Company upon the Company's request. Notes will be dated and interest will accrue as of the third business day after subscription funds are deposited in the Underwriter's account for remittance to the subscription escrow account or the Company's operating account, as the case may be. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part.

                     THIS PROSPECTUS IS DATED JULY 14, 1998

    The Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") with respect to the Notes offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and amendments thereof and to the exhibits thereto, which are available for inspection without charge at (i) the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, (ii) at one of the Commission's regional offices: 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511 or 7 World Trade Center, 13th Floor, New York, New York 10048 or
(iii) at the Commission's World Wide Website at http://www.sec.gov. The Commission's website contains proxy and information statements and other information regarding issuers including the Company that file electronically with the Commission. Investors can access all of this information via the Commission's website. Copies of the Registration Statement may be obtained from the Commission at prescribed rates.
                            ------------------------

    Copies of the following documents filed by the Company as exhibits to the Registration Statement of which this Prospectus is a part are available, without charge upon request, from the Company: (i) Indenture (the "Indenture") between the Company, Transition Leasing, Inc., and Trust Management, Inc., as Trustee, dated as of July 8, 1998, (ii) Master Contract Purchase Agreement (the "Master Contract Purchase Agreement") by and between the Company and Transition Leasing dated as of July 8, 1998; and (iii) Servicing Agreement (the "Servicing Agreement") between Transition Leasing and the Company dated as of July 8, 1998. Requests for copies of such documents should be sent to Ken Lowe, President and Chief Financial Officer, Transition Auto Finance II, Inc., 5422 Alpha Road, Suite 100, Dallas, Texas 75240 (Telephone: (972) 404-0042).
                            ------------------------

    The Company will furnish to the Noteholders annual reports of the Company containing audited financial statements. An IRS Form 1099 will be mailed to each Noteholder following the end of each year.
                            ------------------------

    No person is authorized to give any information on or to make any representations about the Company, the Notes or any other matter referred to herein, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, the securities offered hereby in any state in which, or to any person to whom, such an offer would be unlawful.
                            ------------------------

    THE OFFERING IS OPEN ONLY TO INVESTORS THAT MEET THE COMPANY'S MINIMUM UNIFORM SUITABILITY STANDARD OR THE APPLICABLE STATE SUITABILITY STANDARD, WHICHEVER IS MORE STRINGENT. IN ORDER TO MEET THE COMPANY'S MINIMUM UNIFORM SUITABILITY STANDARD, A POTENTIAL INVESTOR MUST (A) (I) HAVE A GROSS ANNUAL INCOME OF AT LEAST $45,000, AND HAVE A NET WORTH (EXCLUSIVE OF PERSONAL RESIDENCE, FURNISHINGS AND AUTOMOBILES) OF AT LEAST $45,000, OR (II) HAVE A NET WORTH (EXCLUSIVE OF PERSONAL RESIDENCE, FURNISHINGS AND AUTOMOBILES) OF AT LEAST $150,000, WITHOUT REFERENCE TO INCOME AND (B) HAVE A NET WORTH (EXCLUSIVE OF PERSONAL RESIDENCE, FURNISHINGS AND AUTOMOBILES) AT LEAST TEN TIMES THE AMOUNT OF THE INVESTOR'S SUBSCRIPTION. INVESTORS WILL BE REQUIRED TO REPRESENT, IN WRITING, THAT THEY SATISFY THE APPLICABLE STANDARD.
                            ------------------------

    The mailing address of the Company's principal executive offices is 5422 Alpha Rd., Suite 100, Dallas, Texas 75240, and its telephone number is (972) 404-0042.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE
DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

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Overview..........................  The Company is a wholly-owned single purpose subsidiary of Transition Leasing and will be engaged in the
                                    business of purchasing new or late model automobiles and
                                    concurrently therewith entering into leases of such
                                    automobiles to customers described below (each, a
                                    "Lessee" and, collectively, the "Lessees"). In addition,
                                    under certain conditions, the Company may purchase from
                                    an affiliate, Transition Auto Finance, Inc., a Texas
                                    corporation (hereinafter sometimes referred to as
                                    "TAF-I"), existing automobile lease contracts pursuant
                                    to which TAF-I is the lessor. See, "PURCHASE,
                                    ACQUISITION AND COLLECTION OF CONTRACTS--General." The
                                    automobile lease contracts that the Company proposes to
                                    enter into, and the automobile lease contracts that the
                                    Company may purchase from TAF-I, are referred to herein
                                    as the "Contracts." The automobiles acquired by the
                                    Company and leased pursuant to the Contracts are
                                    referred to herein as the "Leased Vehicles."

                                    At the time of lease, the Leased Vehicles generally will
                                    not be more than three model years old and will be
                                    protected by factory warranties or extended service
                                    contracts that extend to the termination of their
                                    respective lease contracts. The Company expects that the
                                    applicants who will become Lessees will have "non-prime"
                                    credit ratings and, as such, both will not meet the
                                    credit standards imposed by automobile franchise
                                    retailers or banking institutions and will not have
                                    access to traditional sources of consumer credit for a
                                    new or late model automobile. Frequently, an applicant
                                    may have a "non-prime" credit rating because, at some
                                    time in the past, he has defaulted on one or more
                                    financial obligations or has filed for relief under the
                                    bankruptcy laws, or both. The Company expects that
                                    substantially all of the Contracts it purchases or
                                    acquires will be originated by Transition Leasing, which
                                    takes a more flexible approach and applies a more
                                    subjective analysis than those taken by traditional
                                    automobile financing sources in determining an
                                    applicant's suitability for credit approval. Transition
                                    Leasing endeavors to determine whether the applicant's
                                    prior credit problems were a result of job displacement,
                                    financial hardship beyond the applicant's control or
                                    other circumstances that are not indicative of the
                                    applicant's current financial condition or payment
                                    performance. In addition, Transition Leasing seeks
                                    Lessees who have stable employment providing regular
                                    income and possess a strong need to acquire appropriate
                                    transportation. It is the opinion of Transition
                                    Leasing's management that an individual who meets these
                                    underwriting criteria could, in most cases, lease a new
                                    or late model automobile under conventional terms, were
                                    it not for prior credit problems. Transition Leasing
                                    believes that by using subjective judgement it is able
                                    to

                                       3
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                                    profitably lease new and late model automobiles to many
                                    customers who would be denied approval for such leases
                                    from traditional sources. Transition Leasing believes
                                    that the risk of loss is substantially reduced when the
                                    leasing customer is current on payments for the first 12
                                    months of the lease.

                                    Generally, the Company will acquire Contracts in two
                                    ways. In most instances, the Company will purchase
                                    vehicles from unaffiliated third parties and
                                    concurrently will enter into Contracts with the
                                    Company's lease customers (the "Lessees"). The Company
                                    may also purchase existing Contracts from its affiliate,
                                    TAF-I, together with the vehicle collateralizing such
                                    Contracts, under certain conditions. See, "PURCHASE,
                                    ACQUISITION AND COLLECTION OF CONTRACTS." In the event a
                                    Leased Vehicle is surrendered to or otherwise recovered
                                    by the Company upon a termination of a Contract prior to
                                    its expiration, the Company may execute a Contract if
                                    the returned Leased Vehicle is leased to a New Lessee.

                                    The Company will purchase the vehicles from new
                                    automobile franchise dealers, independent automobile
                                    dealers, independent leasing companies, at automobile
                                    auctions, or other sources. If the Lessee is introduced
                                    to Transition Leasing by these sources, the vehicle will
                                    generally be purchased by the Company at a purchase
                                    price (the "Actual Purchase Price") equal to or less
                                    than 95% of Manufactured Suggested Retail Price
                                    ("MSRP"). If the customer is generated by Transition
                                    Leasing's in-house marketing staff, and this is rarely
                                    the case, the vehicle will generally be purchased by the
                                    Company at a purchase price less than 95% of MSRP. At
                                    the time the Contract is executed, the Lessee will be
                                    required to make a down payment to the Company of not
                                    less than 15% of the Actual Purchase Price (if the
                                    Leased Vehicle is a Four Year Old Vehicle, the down
                                    payment will be at least 25% of the Actual Purchase
                                    Price). Monthly lease payments under a Contract are
                                    calculated on the basis of an adjusted Purchase Price
                                    equal to 120% of the Actual Purchase Price less the down
                                    payment amount and plus tax, title and license fee, and
                                    an interest rate between 16% and 18% per annum. See,
                                    "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS." The
                                    Company will pay to Transition Leasing 57.5% of each
                                    such down payment as a marketing fee (the "Marketing
                                    Fee"). The Company will use the remainder of the down
                                    payment and its funds, including the net proceeds of
                                    this Offering, to purchase the Leased Vehicles. In
                                    addition, at the time of purchasing a Leased Vehicle and
                                    executing a Contract with respect thereto, the Company
                                    will pay to Transition Leasing a purchase administration
                                    fee (the "Purchase Administration Fee") of $100, and a
                                    documentary fee (the "Documentary Fee") of $50, per
                                    Contract.

                                    The Company has obtained and intends to maintain a
                                    residual value insurance policy in order to provide the
                                    Company with protection in certain circumstances in the
                                    event that the
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                                       4
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                                    proceeds from disposition of the Leased Vehicles at the
                                    end of their scheduled lease terms are less than the
                                    estimated projected values of the Leased Vehicles at
                                    lease inception. The essential purpose of the residual
                                    value insurance is to protect the Company in the event
                                    of a dramatic downturn in the value of a specific
                                    automobile model when the Leased Vehicle is returned to
                                    the Company. It does not protect against loss due to
                                    excessive mileage, damage, excessive wear and tear, and
                                    lease termination expenses; therefore, it does not
                                    guarantee that a certain amount will be realized by the
                                    Company when a given Leased Vehicle is returned. See
                                    "RISK FACTORS--Subjective Determination of Residual
                                    Value; Limitation of Residual Value Protection
                                    Insurance; Reliance on Re-marketing to Satisfy Residual
                                    Obligation" and "THE COMPANY--Re-marketing".

                                    The Company will use the net proceeds of this Offering
                                    to purchase or acquire Contracts that are originated by
                                    Transition Leasing or by other lease facilitators. The
                                    acquisition of Contracts originated by Transition
                                    Leasing involves certain conflicts of interest, which
                                    include, among other things, that the decision as to
                                    which future contracts originated by Transition Leasing,
                                    the parent of the Company, will be allocated to the
                                    Company and which will be retained by Transition for its
                                    own purposes, including future subsidiaries or other
                                    affiliates of Transition Leasing that may be engaged in
                                    the same business as the Company, will be made
                                    unilaterally by Transition Leasing. However, no contract
                                    will be allocated to the Company if it fails to meet the
                                    Company's Contract criteria. In addition, subject only
                                    to the right of TAF-I to acquire automobile lease
                                    contracts with proceeds realized from repossessions of
                                    leased vehicles and prepayments of lease contracts, any
                                    future automobile lease contract that is originated by
                                    Transition Leasing that meets the Company's Contract
                                    criteria will be allocated to the Company to the extent
                                    the Company's funds are available therefor, and
                                    Transition Leasing will have no discretion to purchase
                                    or acquire such Contract or cause an affiliated entity,
                                    including a future subsidiary engaged in the same
                                    business as the Company, to purchase or acquire such
                                    Contract. See, "RISK FACTORS-- Conflicts of Interest"
                                    and "MANAGEMENT--Certain Relationships and Related
                                    Transactions."

                                    Transition Leasing will administer the collection of
                                    payments due under the Contracts, oversee the
                                    repossession, sale or re-lease of any Leased Vehicle
                                    that is leased under a Contract that is in default, or
                                    re-market the Leased Vehicle upon expiration of the
                                    Contract to the original Lessee or at wholesale through
                                    regional auctions conducted by unaffiliated third
                                    parties or by other means.

                                    All collections on the Contracts will be used first to
                                    pay the interest on the Notes and "Allowed Expenses,"
                                    which include servicing, trustee, bank, legal and
                                    accounting fees, taxes, repossession, re-marketing,
                                    repair, and liquidation expenses and

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                                    insurance premiums. Until the Sinking Fund Trigger Date,
                                    remaining collections will be used to purchase and
                                    acquire additional Contracts. These purchases and
                                    acquisitions will cause the pool of Contracts that
                                    serves as collateral for the Notes to increase. The
                                    Company will not be allowed to use Contract collections
                                    for any other purposes. After the Sinking Fund Trigger
                                    Date, the Company will be required to deposit the net
                                    collection proceeds in a sinking fund trust account (the
                                    "Sinking Fund Account") controlled by the Trustee for
                                    payment on the Notes.

Company...........................  Transition Auto Finance II, Inc. (the "Company"), is a
                                    newly organized, single purpose subsidiary of Transition
                                    Leasing. The Company has been formed for the purpose of
                                    purchasing or otherwise acquiring motor vehicles and
                                    automobile lease contracts, collecting lease payments
                                    and otherwise servicing automobile lease contracts and
                                    re-marketing motor vehicles upon termination of their
                                    Contracts. Provisions of the Indenture prohibit the
                                    Company from engaging in any other business.

                                    It does not have, and does not expect to have in the
                                    future, any significant assets other than the Leased
                                    Vehicles and the Contracts. While the Notes remain
                                    outstanding, the Company will be prohibited from
                                    engaging in any business other than the acquisition of
                                    vehicles and Contracts, the collection of lease payments
                                    and other servicing of the Contracts (including
                                    repossession and resale of the Leased Vehicles) and
                                    remarketing of the Leased Vehicles upon termination of
                                    the Contracts, and from incurring any additional
                                    indebtedness other than Allowed Expenses and any other
                                    amounts incurred in the ordinary course of its business.
                                    The Company was incorporated under the laws of the State
                                    of Texas on March 17, 1998. The Company's principal
                                    executive offices are located at 5422 Alpha Rd., Suite
                                    100, Dallas, Texas 75240, and its telephone number is
                                    (972) 404-0042.

Offering Amount...................  Up to $10,000,000 in principal amount of the Notes.
                                    Investor funds will be held in escrow until
                                    subscriptions for $250,000 (the "Minimum Offering
                                    Amount") in principal amount of the Notes have been
                                    received. Any subsequent subscription funds will be
                                    immediately remitted by the underwriter to the Company
                                    and available for use by the Company.

Notes.............................  11% Redeemable Secured Notes due June 30, 2002 (the
                                    "Notes") to be issued subject to the terms of an
                                    Indenture between the Company and the Trustee.

Interest Payments to
  Noteholders.....................  Each Note will bear interest from the date of issuance at the rate of 11% per annum on the outstanding
                                    principal balance of each Note. Interest on the Notes
                                    will be paid monthly in arrears on the fifteenth (15th)
                                    day of each month beginning with the fifteenth (15th)
                                    day of the first full calendar month following its
                                    issuance and upon maturity (the "Payment Dates"). The
                                    record date for each payment of interest on the Notes is
                                    the close of
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                                       6

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                                    business on the first business day of the month of the
                                    Payment Date for that payment. At all times while the
                                    Notes remain outstanding, the monthly interest payments
                                    must be fully satisfied before the collection proceeds
                                    from the Contracts may be used to pay any expenses or to
                                    purchase additional Leased Vehicles and Contracts.

                                    Payments of interest on the Notes will be made on each
                                    Payment Date by the Trustee or the Paying Agent of the
                                    Company out of funds in the Sinking Fund Account
                                    controlled by the Trustee. See, "COLLATERAL FOR THE
                                    ACCOUNTS--The Sinking Fund Account." (Indenture, Section
                                    4.2) On or prior to the Business Day immediately
                                    preceding each Payment Date, the Company will transfer
                                    to the Sinking Fund Account from the Company's Operating
                                    Account an amount that, together with any funds in the
                                    Sinking Fund Account, is sufficient to pay the accrued
                                    interest due on the outstanding Notes on such Payment
                                    Date. Such transfer must be made before any funds
                                    remaining in the Operating Account may be applied by the
                                    Company to any other purpose. See "DESCRIPTION OF THE
                                    NOTES-- Source of Funds for Payment; Sinking Fund"
                                    (Indenture, Section 4.2). Following the Sinking Fund
                                    Trigger Date, all of the funds in the Company's
                                    Operating Account, less Allowed Expenses payable by the
                                    Company, will be transferred on at least a monthly basis
                                    to the Sinking Fund Account.

Effective Yield...................  Interest will be due 15 days after the end of the month over which it accrues, meaning that the interest will be
                                    payable monthly in arrears. The effective interest rates
                                    of the Notes will be lower than their stated interest
                                    rates because each payment of interest will be paid 15
                                    days after the month over which it accrued.

Optional Redemption...............  The Notes will be redeemable at the option of the
                                    Company on any Payment Date after the eighteenth (18th)
                                    month following the release of funds from escrow, in
                                    whole or in part, at a redemption price equal to 100% of
                                    the principal amount thereof, plus accrued and unpaid
                                    interest to the redemption date.

Mandatory Redemption of Notes.....  In the event that the Company is unable to purchase or acquire additional Contracts satisfying the Contract
                                    criteria, the Company intends to elect to deliver a
                                    Contract Unavailability Notice to the Trustee, at which
                                    time the Company would cease purchasing or acquiring new
                                    Contracts and all subsequent net collection proceeds
                                    from then existing Contracts would be deposited into the
                                    Sinking Fund Account for payment of the Notes. At any
                                    time after the eighteenth (18th) month following the
                                    release of funds from escrow, the Company may elect to
                                    redeem the Notes prior to their stated maturity, in
                                    whole or in part, thus reducing the overall return to
                                    purchasers of the Notes. The redemption price would be
                                    100% of the outstanding principal amount of the Notes,
                                    together with accrued interest,
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                                       7
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                                    without any premium or penalty. See "DESCRIPTION OF THE
                                    NOTES--Redemption."

Sinking Fund Account..............  Commencing on the date (the "Sinking Fund Trigger
                                    Date"), that is the earlier of 25 months from the
                                    release of funds from escrow or the delivery of a
                                    Contract Unavailability Notice (see "DESCRIPTION OF THE
                                    NOTES--Redemption"), all net collection proceeds from
                                    the Contracts, following payment of the Allowed
                                    Expenses, will be required to be deposited into a trust
                                    account in the name of the Company (the "Sinking Fund
                                    Account"), for payment of the Notes. With the exception
                                    of the Company's deposit of funds to pay interest due
                                    with respect to the Notes on a given Payment Date, there
                                    is no schedule of minimum payments into the Sinking Fund
                                    Account. During an Event of Default (see "ADDITIONAL
                                    INDENTURE PROVISIONS--Events of Default") (including the
                                    failure of the Company to pay fully the principal on the
                                    Notes at maturity), all collection proceeds (less fees
                                    and expenses owed to the Trustee) will be required to be
                                    deposited into the Sinking Fund Account for payment of
                                    the Notes.

Principal Payments to
  Noteholders.....................  No principal payments will be made on the Notes until the Maturity Date and there can be no assurances that
                                    any principal will be repaid. see "RISK FACTORS--Limited
                                    Assets; Single Purpose Entity; No Guarantor;" and "RISK
                                    FACTORS-- Sufficiency of Sinking Fund" and "RISK
                                    FACTORS--Funds for the Repayment of Principal and
                                    Redemption of Notes." Funds available for the repayment
                                    of principal may be used for redemptions of Notes prior
                                    to the Maturity Date. See "SUMMARY--Mandatory Redemption
                                    of Notes."

Maturity Date.....................  The maturity date (the "Maturity Date") shall be June
                                    30, 2002. The Notes provide for a single maturity date
                                    regardless of the date of purchase of the Notes.

Collateral for the Notes..........  The Notes will be collateralized by the Contracts, the
                                    Leased Vehicles, the accounts which hold the proceeds of
                                    this Offering, the Servicing Agreement and the proceeds
                                    thereof.

                                    The Contracts and the Leased Vehicles.  The Contracts
                                    will consist of automobile lease contracts of the Leased
                                    Vehicles. The Leased Vehicles will consist of new or
                                    late model automobiles that are not more than three
                                    model years old (and in a limited number of instances,
                                    four model years old) at the time of lease (including
                                    passenger cars, minivans, sport/utility vehicles and
                                    light trucks) with factory warranties or extended
                                    service contracts that extend to the termination of
                                    their respective lease contracts. The Contracts will be
                                    originated and serviced by Transition Leasing, on behalf
                                    of the Company, under the terms of a Servicing Agreement
                                    (the "Service Agreement") between the Company and
                                    Transition Leasing.

                                    The Contract Proceeds and Operating Account.  The
                                    proceeds from the Contracts also will constitute
                                    collateral for the Notes under the Indenture. All
                                    proceeds from the Contracts (including

                                    all portions thereof treated for tax or financial
                                    accounting purposes as principal or interest) will be
                                    paid directly by the Lessees to the Company and will be
                                    deposited in to a commercial bank account maintained by
                                    the Company (the "Operating Account"). Any funds in the
                                    Operating Account will be subject to the Trustee's lien
                                    securing payment of the Notes. Any interest or other
                                    gain earned on the Company's funds while in the
                                    Operating Account will belong to the Company, subject to
                                    the Trustee's lien. So long as the Notes have not been
                                    declared due and payable as a result of an Event of
                                    Default and subject to the receipt by the Trustee of any
                                    required certificates the Company will have the right to
                                    cause the funds contained in the Operating Account to be
                                    withdrawn or applied for the following purposes in the
                                    following order of priority: first, to the deposit into
                                    the Sinking Fund Account for payment of any interest due
                                    on the outstanding Notes on each Payment Date; second,
                                    to any amounts due the Trustee for its fees and
                                    expenses; third, except during an Event of Default, to
                                    the payment of any other Allowed Expenses, as certified
                                    by the Company; fourth, after the Sinking Fund Trigger
                                    Date or during an Event of Default, to the deposit into
                                    the Sinking Fund for payment or redemption of the Notes;
                                    and fifth, prior to the Sinking Fund Trigger Date,
                                    except during an Event of Default, to the purchase of
                                    eligible Contracts or automobiles to become Leased
                                    Vehicles subject to an eligible Contract, as certified
                                    by the Company and Transition Leasing. Otherwise, until
                                    the Notes are paid in full, the Company is prohibited
                                    from withdrawing any funds from the Operating Account.
                                    The Trustee will be provided regular reports by which
                                    the use of such funds may be monitored and will have the
                                    right to make any required transfers of funds. See
                                    "COLLATERAL FOR THE NOTES--The Contract Proceeds and
                                    Operating Account."

                                    The Sinking Fund Account.  Prior to the Sinking Fund
                                    Trigger Date, and prior to a given Payment Date, the
                                    Company will transfer into the Sinking Fund Account
                                    sufficient funds to pay interest due with respect to any
                                    Notes as of such Payment Date. After the Sinking Fund
                                    Trigger Date, all collection proceeds (including all
                                    portions thereof treated for tax or financial accounting
                                    purposes as principal or interest) from the Contracts,
                                    following deduction of Allowed Expenses, will be
                                    transferred to the Sinking Fund Account and retained by
                                    the Trustee for payment of the Notes. Further, during
                                    the continuance of an Event of Default, the collection
                                    proceeds, without any deduction for Allowed Expenses
                                    (other than the fees and expenses of the Trustee), will
                                    be transferred at least monthly from the Company's
                                    Operating Account to the Sinking Fund Account, unless
                                    the Trustee elects to exercise its remedies to collect
                                    directly from the Lessees under the Contracts. Any funds
                                    in the Sinking Fund Account will be subject to the
                                    Trustee's lien securing payment of the Notes.

                                    The Servicing Agreement.  The Company has granted a
                                    security interest to the Trustee in all of its rights
                                    under the Servicing Agreement.

Purchase or Acquisition of
  Contracts.......................  The Company will purchase or acquire Leased Vehicles and
                                    Contracts using (i) the net proceeds from the sale of
                                    Notes and (ii) until the Sinking Fund Trigger Date, so
                                    long as no Event of Default exists, any remaining net
                                    collection proceeds from previously purchased or
                                    acquired Contracts, after deduction for payments of
                                    interest and Allowed Expenses. In addition to the
                                    purchase price payable by the Company for the Contract
                                    or Leased Vehicle (plus applicable sales tax, title
                                    transfer and license plate fees), the Company must also
                                    pay the Purchase Administration Fee and the Documentary
                                    Fee to Transition Leasing for its purchase
                                    administration services with respect to such Contracts
                                    and will pay the Marketing Fee to Transition Leasing
                                    with respect to Contracts that were originated by
                                    Transition Leasing. The Company may acquire Leased
                                    Vehicles and Contracts from another wholly-owned
                                    subsidiary of Transition Leasing. See "SUMMARY OF
                                    ESTIMATED ALLOWED EXPENSES" and "PURCHASE, ACQUISITION
                                    AND COLLECTION OF CONTRACTS." See also,
                                    "MANAGEMENT--Certain Relationships and Related
                                    Transactions."

Collection of Payments............  Under the Servicing Agreement, Transition Leasing is
                                    obligated to exercise discretionary powers involved in
                                    the management, administration and collection of the
                                    Contracts and to bear all costs and expenses incurred in
                                    connection therewith. Transition Leasing is obligated to
                                    use the same care and apply the same policies that it
                                    would exercise if it owned the Contracts. (Servicing
                                    Agreement, Section 1.A.)

Servicer..........................  Transition Leasing is the parent of the Company. Its principal offices are located at 5422 Alpha Road, Suite
                                    100, Dallas, Texas 75240. Transition Leasing is
                                    obligated pursuant to the Servicing Agreement, subject
                                    to the limitations set forth therein, to provide its
                                    services for the purchasing, origination and collecting
                                    of the Contracts on behalf of the Company, and to
                                    repurchase certain of the Contracts under certain
                                    circumstances. Other than the Marketing Fee, the
                                    Purchase Administration Fee and the Documentary Fee, the
                                    Company's payments to Transition Leasing associated with
                                    the purchase, origination and collection of the
                                    Contracts during the life of the Notes will be limited
                                    to a monthly servicing fee of $20 for each Contract that
                                    has not been assigned for repossession (the "Contract
                                    Servicing Fee"), and repossession, repairs and
                                    liquidation expenses incurred by Transition Leasing with
                                    respect to Leased Vehicles upon termination of
                                    Contracts. See "PURCHASE, ACQUISITION AND COLLECTION OF
                                    CONTRACTS."

Trustee...........................  Trust Management, Inc., of Fort Worth, Texas

Tax Status........................  The Company intends to treat the Notes as taxable obligations under the Internal Revenue Code of 1986, as
                                    amended (the "Code"), and interest paid or accrued will
                                    be taxable to non-exempt holders of the Notes. See
                                    "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

Use of Proceeds...................  The Company will use at least 90.0% of the gross proceeds from the sale of the Notes for the purchase or
                                    acquisition of Leased Vehicles and Contracts. No more
                                    than 10% of such proceeds will be used to pay
                                    commissions, fees and expenses as stated in this
                                    Prospectus. Any excess fees and expenses will be borne
                                    by Transition Leasing. See "USE OF PROCEEDS."

Denominations.....................  The Notes will be issued in fully registered form in denominations of $1,000 and integral multiples thereof,
                                    subject to a minimum purchase by each investor of at
                                    least $5,000 (or $2,000 for Individual Retirement
                                    Accounts).

No Rating.........................  The Company has not sought, and is not required by the
                                    Indenture or any other document, to obtain a rating of
                                    the Notes by a rating agency.

Risk Factors......................  An investment in the Notes entails certain risks, including the risk of default on the Contracts. See
                                    "RISK FACTORS."

Plan of Distribution..............  The Notes will be sold on a "best efforts" basis by
                                    Great Nations Investment Corporation (the "Underwriter")
                                    and the Underwriter may select one or more participating
                                    broker/ dealers that are qualified to offer and sell the
                                    Notes in one or more states as engaged by the Company
                                    and that are members of the National Association of
                                    Securities Dealers, Inc. (the "NASD"). To date, the
                                    Underwriter has not selected any other broker/dealer to
                                    participate in this Offering.

                                    Investor funds will be held in a subscription escrow
                                    account until the minimum of $250,000 in principal
                                    amount of the Notes are sold. If subscriptions for the
                                    Minimum Offering Amount are not received on or before
                                    the Offering Termination Date, the Offering will be
                                    terminated and the escrow funds, plus any interest
                                    thereon, will be promptly returned to the subscribing
                                    investors by the escrow agent. Any subsequent
                                    subscriptions funds will continue to be held in the
                                    subscription escrow, but the escrowed funds will be
                                    released to the Company and available for use by the
                                    Company upon the Company's request. See "PLAN OF
                                    DISTRIBUTION."

Offering Termination Date.........  Twelve (12) months after the date hereof, unless sooner terminated by the Company for certain reasons. See "PLAN
                                    OF DISTRIBUTION."

                                  RISK FACTORS

    An investment in the Notes involves a number of significant risks. In considering a purchase of these securities, prospective investors should carefully consider the risks involved, including the following:

LIMITED ASSETS; SINGLE PURPOSE NATURE; NO GUARANTOR

    The Company was incorporated on March 17, 1998, and has no prior operating history. The Company has been formed for the sole purposes of purchasing or acquiring Leased Vehicles and Contracts, servicing Contracts and remarketing the Leased Vehicles upon termination of the Contracts, and raising cash, equity or debt, to invest in such Contracts. The Company does not have, and is not expected to have, any significant assets other than the Leased Vehicles and the Contracts that collateralize the Notes. While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the purchase or acquisition of Leased Vehicles and Contracts, the collection and servicing of the Contracts (including repossession and resale of the Leased Vehicles) and the remarketing of the Leased Vehicles and Contracts upon termination of the Contracts, and from incurring any additional indebtedness other than Allowed Expenses and any other amounts incurred in the ordinary course of its business. No other party, including the sole shareholder of the Company, Transition Leasing, will insure or guarantee the Company's obligations under the Notes or will be obligated to make capital contributions to the Company at any time. If an Event of Default under the Indenture occurs, the holders of the Notes will have no recourse against Transition Leasing for payment of the Notes. Consequently, Noteholders must rely primarily upon payments made on or in respect of the Contracts and the funds received from the sale of the Leased Vehicles upon expiration of the Contracts for the payment of interest on and principal of the Notes. If such payments and funds are insufficient to make the payments due on the Notes at their maturity, the Company will have no other significant assets to apply to payment of the deficiency.

SUFFICIENCY OF SINKING FUND

    Prior to the Sinking Fund Trigger Date, the Company will deposit into the Sinking Fund Account sufficient funds to pay the monthly interest payment due on each Payment Date with respect to the Notes. Following the Sinking Fund Trigger Date, which is the earlier of: (i) 25 months from the release of funds from escrow or (ii) the Company's delivery of a Contract Unavailability Notice, the Company will be required to transfer all net collection proceeds from the Contracts, after deduction of Allowed Expenses, to the Sinking Fund Account. Such proceeds will be retained by the Trustee in the Sinking Fund Account to pay the monthly interest payments on the Notes and, to the extent of available funds in the Sinking Fund Account and at the Company's discretion, to redeem all or some of the Notes, and to pay any principal and accrued interest that remains outstanding at maturity on the Maturity Date. The Maturity Date shall be June 30, 2002.

    Except for the obligation to deposit funds to make monthly interest payments prior to the Sinking Fund Trigger Date, the Company is not required to satisfy any minimum schedule of payments into the Sinking Fund Account, and prior to the Maturity Date, the Company is not required to satisfy any minimum schedule of payments of principal on the Notes. The net collection proceeds from the Contracts, and any income earned on such proceeds while they are in the Sinking Fund Account during the period from the Sinking Fund Trigger Date to the Maturity Date, may be insufficient to pay all principal outstanding on the Notes on the Maturity Date, after payment of all interest, and some refinancing or sale of the remaining Contracts may be necessary for full repayment of the Notes on that date, which refinancing or sale cannot be assured. In that event, unless the Company is able to refinance the Notes through other financing sources, the Company will be in default under the Indenture, and the Trustee may exercise any of its available remedies, which include the right to continue to collect on the Contracts until the Notes are paid, to foreclose on the Contracts or to seek a judgment against the Company. There can be no assurance that the proceeds, if any, received by the Trustee as a result of the exercise of its remedies under the Indenture will be sufficient to repay the Notes in full or of the timing of any such payments.

OPERATING HISTORY OF TRANSITION LEASING

    Transition Leasing, the sole shareholder of the Company and with whom the Company has contracted for the purchasing, originating and servicing of the Contracts on the Company's behalf, was incorporated on October 17, 1994 and began purchasing and servicing automobile lease contracts thereafter. In 1994, Transition Leasing formed another single purpose subsidiary, TAF-I. TAF-I concluded a public offering of Notes in 1997 and Transition Leasing provides services to TAF-I similar to those which it proposes to provide to the Company. Investors should recognize that Transition Leasing has a limited operating history and limited financial resources. Moreover, the performance of TAF-I may not offer assurances that the operations of the Company will meet with any reasonable success.

PURCHASING AND AVAILABILITY OF CONTRACTS DEPENDENT ON TRANSITION LEASING

    The Company's ability to purchase Contracts will be dependent on Transition Leasing for purchasing and originating services and Transition Leasing's contacts with automobile franchise dealers, independent automobile dealers, and independent leasing companies from which most of the Contracts will be purchased or originated. The Company, and, therefore, the investors, will be highly dependent upon the judgment of Transition Leasing with respect to the highly subjective and difficult process of leasing automobiles to people with prior substantial credit problems and non-prime credit ratings and making credit decisions in connection therewith. Transition Leasing has limited experience in making such credit decisions. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS."

    Based on Transition Leasing's recent, but limited experience, the Company believes that an adequate supply of eligible Contracts will be available for purchase. In the event that the Company is unable to purchase or acquire additional Contracts satisfying the purchasing criteria through Transition Leasing or other entities, the Company may elect to deliver a Contract Unavailability Notice at the Trustee, at which time the Company would cease purchasing or acquiring new Contracts and all subsequent net collection proceeds from then existing Contracts, following deduction for payment of interest on the Notes and Allowed Expenses would be deposited into the Sinking Fund Account for payment of the Notes. See "COLLATERAL FOR THE NOTES--The Sinking Fund Account."

INTEREST RATE RISK; YIELD CONSIDERATIONS

    Because the Notes will bear interest at a fixed rate, and purchasers of Notes will be subject to the risk that future higher interest rates, while not affecting the yield of the Notes to an investor who purchases and holds Notes through their maturity, will diminish or limit the yield of a Noteholder who attempts to sell his Note prior to the Maturity Date. Moreover, because the Notes are subject to redemption at any time after the 18th month following the release of subscription funds from escrow, if future interest rates decline, the Company's ability to redeem the Notes may limit the investor's ability to realize enhancements in the value of the Notes resulting from the lower initial rates, and there can be no assurance that investors will be able to reinvest the proceeds from any redemption of Notes at yields equal to or exceeding the yields on the Notes.

    Because the Notes all mature on the same date without regard to the date of issuance, investors who purchase at earlier dates will earn interest over a longer period of time and should have a higher yield with respect to their Notes than will be achieved by investors who purchase at later dates. The difference in yields may be exacerbated or mitigated by market interest rates at the time of a given investor purchase Notes. In addition, because the interest which accrues with respect to the Notes is payable in arrears (i.e. within 15 days after the end of the month in which it accrues), the yield will be less than the stated rate of 11% per annum.

FUNDS FOR REPAYMENT OF PRINCIPAL AND REDEMPTION OF NOTES

    The amount of funds in the Sinking Fund Account, and hence the amount of funds that the Company will be able to repay on the Notes, whether at the Maturity Date or upon earlier redemption of the Notes, will primarily depend on whether Lessees make payments in accordance with the terms of their respective Contracts. While the Company believes that the structure of its lease program provides an incentive for timely payment of the Contracts, no assurance can be given as to the willingness or ability of Lessees to honor the terms of their Contracts, the amount of funds which will have accumulated in the Sinking Fund Account at any given point in time or the timing or amount of any redemptions. In addition, because (i) prepayments after the Sinking Fund Trigger Date may be a significant source of redemption funds, (ii) no assurances can be given as to the timing of any prepayments after the Sinking Fund Trigger Date, and (iii) the Sinking Fund Trigger Date may be earlier than the 25th month after the release of funds from escrow (see, "SUMMARY--Sinking Fund Account" and "DESCRIPTION OF THE NOTES--Sinking Fund Trigger Date"), it is not possible to predict the timing or amount of any redemptions. There can be no assurance that investors whose Notes are redeemed prior to the Maturity Date will be able to reinvest the redemption proceeds at yields equaling or exceeding the yields they would have been entitled to receive had their Notes not been redeemed. It is possible that yields on any such reinvestments will be lower, and may be significantly lower, than the yields that could have been realized on the Notes.

COLLECTION AND REPOSSESSIONS; PERFORMANCE OF CONTRACTS; REPOSSESSIONS

    The Contracts will be leases of new and late model motor vehicles. Unlike automobile retailers or banking institutions which finance automobile leases, but which do not typically extend credit to individuals with past credit problems or non-prime credit ratings, Transition Leasing bases, and the Company will base, their financing criteria on a more subjective analysis in determining an applicant's suitability for Contract approval. The payment experience on the Contracts is likely to be different than that on receivables of traditional automobile financing sources and may be more sensitive to changes in the economic climate in the areas in which the Lessees reside. The delinquency rates on the Contracts may generally be higher than those experienced by traditional automobile financing sources. Although the Company believes that its method of determining suitability for Contracts will result in a portfolio of Contracts that will perform in a manner sufficient to make the interest and principal payments on the Notes as they become due, there can be no assurance that such will be the case. Transition Leasing, on which the Company will rely for purchasing and originating services, has a limited operating history, has limited experience entering into automobile leasing contracts with applicants with past credit problems and non-prime credit ratings, and cannot predict the level of charge-offs and delinquencies on the Contracts.

    Although the Company believes that the net collection proceeds from the Contracts, after deduction of Allowed Expenses, together with any proceeds from sales of Leased Vehicles upon repossession or remarketing, will be sufficient to make the required payments on the Notes, the actual collection rates are impossible to predict precisely, and adverse changes in collectibility rates caused by changes in economic conditions, or other factors beyond the Company's control, could adversely affect the Company's ability to collect on the Contracts and to make the required payments on the Notes. If the Contracts do not collectively perform as expected by the Company, the Company's ability to collect on the Contracts and to make the required payments on the Notes could be adversely affected.

    In the event that a Lease Payment is more than 30 days overdue, Transition Leasing generally will commence repossession of a Leased Vehicle. Transition Leasing believes that collection proceeds on the Contracts will be maximized by permitting some latitude to work with Lessees who may be in technical default for nonpayment of an installment but who are making payments. If a substantial number of such Lessees make no further payments on their Contracts, the delay in the repossession of Leased Vehicles could result in a decrease in repossession proceeds received by the Fund and could have an adverse impact on the Fund's ability to pay the Notes.

SUBJECTIVE DETERMINATION OF RESIDUAL VALUE; LIMITATION ON PROTECTION PROVIDED BY
  RESIDUAL VALUE INSURANCE; RELIANCE ON REMARKETING TO SATISFY RESIDUAL
  OBLIGATION

    The Company will face risks arising from its estimate at lease inception of the projected value of the Leased Vehicle at the end of the scheduled lease term (the "Residual"). The Company has obtained, and intends to maintain, a residual value insurance policy in order to provide the Company with protection under certain circumstances in the event that the proceeds from the disposition of Leased Vehicles at the end of their scheduled lease terms are less than the related Residuals. At the end of the scheduled lease term, the Company generally will dispose of the Leased Vehicle either to the Lessee or other related parties or in the used automobile market. To the extent that the Company realizes proceeds from such disposition in an amount less than the Residual, whether due to changes in the market for that Leased Vehicle, the used automobile market in general or otherwise, the Company will realize a loss on the disposition of the Leased Vehicle. Significant aggregate losses on the disposition of off-lease Leased Vehicles would have a material adverse effect on the Company. The Company's ability to realize proceeds approximating the Residuals will be substantially determined by (i) the accuracy of the Residuals estimated at lease inception and (ii) the Company's ability to effectively remarket its off-lease Leased Vehicles.

    The Company has obtained and intends to maintain a residual value insurance policy issued by an insurer rated A by A.M. Best. The essential purpose of the policy is to protect the Company in the event of a dramatic downturn in the value of a specific automobile model. This adverse change in the market place for specific vehicles has occurred in situations such as the Audi 5000, whose value dropped precipitously after information concerning the automobiles alleged sudden acceleration problems received wide public dissemination. The policy does not protect against loss due to (i) excessive mileage; (ii) damage; (iii) excessive wear and tear; and (iv) lease termination expenses. Therefore, the residual value insurance does not guarantee that a Leased Vehicle will be remarketed for a certain amount under all circumstances. See "THE COMPANY--Remarketing."

    Even if claims for losses on the remarketing of Leased Vehicles are fully covered by the Company's residual value insurance policy, the making of significant claims could result in cancellation or the non-renewal of such policy, which could have a material adverse effect on the Company.

RELIANCE UPON NON-EXCLUSIVE RELATIONSHIPS WITH DEALERS AND INDEPENDENT LEASING
  COMPANIES

    The Company's business will depend in large part upon the ability to generate leads as to individuals with past credit problems and a desire for new automobiles from new automobile franchise dealers, independent automobile dealers and independent leasing companies. While the Company believes that Transition Leasing will be successful in generating leads from, and developing and maintaining its relationships with, new automobile franchise dealers and independent leasing companies, there can be no assurance that Transition Leasing will be successful in doing so.

LACK OF MARKET FOR NOTES

    The Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission of the Notes for quotation and trading in the NASDAQ National Market System. Although certain broker/dealers may determine to make a market in the Notes, there can be no assurance that a secondary market will develop or, if one does develop, that it will continue for the life of the Notes. Noteholders have no right to require redemption of the Notes and may not be able to liquidate their investment in the Notes in the event of an emergency or for any other reason. Moreover, the Notes may not be readily accepted as collateral for loans. Accordingly, the Notes should be purchased only by persons who have no need for liquidity in their investment.

LIEN OF TRUSTEE

    Under the terms of the Indenture, the Trustee is granted a lien on the property which serves as collateral for the Notes. The Trustee's lien is superior to that securing the Notes and secures the payment to the Trustee of the amounts due to it under the terms of Indenture, including any amounts due pursuant to the provisions of the Indenture pursuant to which the Company indemnifies the Trustee. Although the Company believes that this lien is common-place in asset-backed financings, there can be no assurances that the Trustee's superior lien position will not have a material adverse effect on the Noteholders' claim in the case of an event of default.

DELAYS IN CONTRACT PURCHASES OR ACQUISITIONS

    To maximize its investment yields, the Company expects to purchase or acquire Contracts using the net proceeds from the sale of Notes as soon as practicable following the receipt of such proceeds. Pending use to purchase or acquire Contracts, the net proceeds will be held in an interest-bearing bank account or invested in money market mutual funds that invest in U.S. government obligations. Although the Company does not expect to experience significant delays in the purchase or acquisition of sufficient numbers of Contracts to effectively utilize investor funds, there can be no assurance that this will be the case and, moreover, this Offering makes no provision for cessation or suspension of the selling effort while the Company experiences a delay in the utilization of investor funds. If unforeseen delays occur in the investment of the net proceeds from the sale of the Notes in the purchase of Contracts, the Company's overall profitability and ability to repay the Notes could be adversely affected because the yields of the short-term investment alternatives for such funds are expected to be less than the yields anticipated to be received by the Company from the Contracts.

RELIANCE ON KEY PERSONNEL

    The Company believes that its success will depend to a significant extent upon the efforts of the officers of the Company and Transition Leasing. Neither the Company nor Transition Leasing have entered into an employment or noncompetition agreement with any of such officers, nor does either the Company or Transition Leasing currently contemplate obtaining "key man" life insurance for any of such officers. The inability of any such officers to perform their respective duties could have a material adverse effect on the Company's business, results of operations and ability to repay the Notes.

CERTAIN LEGAL MATTERS RELATING TO THE CONTRACTS

    PRIORITY LIENS IN LEASED VEHICLES. Statutory liens for repairs, unpaid storage charges or unpaid taxes may have priority even over a perfected security interest in the Leased Vehicles, and certain state and federal laws permit the confiscation of motor vehicles used in unlawful activity that may result in the loss of a collateralized party's perfected security interest in a confiscated motor vehicle. Liens for repairs or taxes, or the confiscation of a Leased Vehicle, could arise or occur at any time during the term of a Contract. No notice may necessarily be given to the Company in the event such a lien arises or confiscation occurs.

    BANKRUPTCY AND DEFICIENCY JUDGMENTS. Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to repossess, resell or re-lease Leased Vehicles or enforce a claim for damages. In addition, the Company may determine in its discretion that a damage claim is not an appropriate or economically viable remedy, or may settle at a significant discount any judgment for claims that it does obtain. In the event that deficiency judgments are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in part, in bankruptcy proceedings, the loss will be borne by the Company and may adversely affect the ability of the Company to repay the Notes. See "CERTAIN LEGAL ASPECTS OF THE CONTRACTS--Deficiency Judgments and Excess Proceeds."

    CONSUMER PROTECTION LAWS. Numerous federal and state consumer protection laws impose requirements upon the origination, form, and collection of automobile lease contracts. State laws impose finance charge ceilings and other restrictions on consumer transactions and may require certain contact disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. A risk exists that this liability could affect the ability of the Company, as lessor under certain of the Contracts and as an assignee of certain Contracts, to enforce the Contracts. In addition, certain of these laws make an assignee of such contract liable to the obligor thereon for any violation by the assignor. Accordingly, the Company, as holder of the Contracts, may be subject to liability to a Lessee under one or more of the Contracts. To attempt to minimize the foregoing risks to the Company, Transition Leasing will warrant that consumer protection laws have not been violated. If a Lessee has a claim or defense against the Company under such laws that materially and adversely affects the Company's interest in a Contract, Transition Leasing will be obligated to repurchase the Contract. See "CERTAIN LEGAL ASPECTS OF THE CONTRACTS--Consumer Protection Laws."

EFFECT OF GOVERNMENTAL REGULATIONS ON LEASING

    Transition Leasing and the Company are subject to regulation under federal, state and local laws and regulations concerning many aspects of its business. In particular, there are laws and regulations that require particular disclosure of, among other matters, lease agreement terms and many other matters. In addition, Transition Leasing and the Company are required to obtain and maintain certain licenses and qualifications to do business in Texas and other states. Transition Leasing and the Company have obtained such licenses. Numerous proposals are and have been under consideration or have been enacted in Congress, certain state legislatures, including in Texas, and certain regulatory agencies that would impose greater regulation and requirements on the Company's and Transition Leasing's leasing activities in those states. See "THE COMPANY--Government Regulations." In the event that the laws, rules and regulations governing the Company's business and Transition Leasing's business are changed, or new laws, rules and regulations are enacted, so as to make the operation and business of Transition Leasing and the Company more difficult or more expensive, such changes could have a material adverse effect on the Company.

COMPETITION

    There is substantial competition in the business of selling and leasing motor vehicles and the financing thereof. In addition, a number of institutions, including banks, have entered the automobile financing business with respect to high risk, non-prime credit borrowers and will be competing against Transition Leasing and the Company for the best high risk borrowers. The Company believes, however, that it currently has few competitors in the leasing of new and late model used motor vehicles to individuals who have had prior credit problems. The Company competes to some extent with providers of alternative financing services, secondary finance companies such as used car dealer groups, or other firms with greater financial and marketing resources than the Company. These competitive factors could have a material adverse effect upon the operations of the Company, including the inability of the Company to charge high implicit interest rates on the Contracts. One of the material assumptions underlying the Company's belief that the Company's revenues will be sufficient to cover the Allowed Expenses and to pay all principal and interest on the Notes even if only the Minimum Offering Amount is raised is that the Company generally will be able to charge an implicit interest rate of 18% per annum. See "SUMMARY--Overview" and "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS--General." Therefore, if the Company is not able to charge this high implicit interest rate because of competitive factors or other factors, the Company will have difficulty paying the Allowed Expenses and all principal and interest on the Notes.

VICARIOUS TORT LIABILITY AS LESSOR FOR LIABILITIES OF LESSEES

    Under the laws of certain states, vicarious tort liability could be imposed on the Company as the owner of a Lease Vehicle involved in an accident or otherwise causing personal injury or property damage. The Company will attempt to mitigate this potential liability by requiring that all Lessees carry liability insurance in specified minimum amounts naming the Company as additional insured and loss payee. In addition, the Company will maintain contingent and excess automobile liability policies to protect the Company's interest in the event that a Lessee's required insurance is not available or is inadequate in any given case. There can be no assurance that such policies would be sufficient to protect the Company's potential exposure.

CONFLICTS OF INTEREST

    Transition Leasing owns 100% of the outstanding common stock of the Company (the "Common Stock") and 100% of the common stock of TAF-I. As of the date hereof, Transition Leasing has no subsidiaries other than the Company and TAF-I. Ken Lowe, President, Chief Financial Officer and a director of the Company, is the President and a director of Transition Leasing and TAF-I. Neither the directors nor the executive officers of the Company anticipate receipt of any compensation to be paid directly by the Company, other than reimbursement of their reasonable Allowed Expenses incurred on behalf of the Company prior to satisfaction in full of the Notes. The terms of the Servicing Agreement have not been negotiated at arms' length. Accordingly, there are real and on-going conflicts of interest between the Company and Transition Leasing. There are conflicts of interest with respect to allocation of management time, services, overhead expenses and functions. Management of Transition Leasing intends to resolve any such conflicts in a manner that is fair and equitable to the Company. However, there can be no assurance that Transition Leasing will not form additional subsidiaries engaged in the same business as the Company or that any particular conflict will be resolved in a manner that does not adversely affect Noteholders.

    In addition, Transition Leasing and the Company have conflicts of interest with respect to the choice of automobile leasing contracts originated by Transition Leasing that are acquired by the Company or by parties other than the Company, including Transition Leasing and affiliates, which may include future subsidiaries that will engage in the same business as the Company. To minimize these conflicts, Transition Leasing has determined that any future contracts originated by Transition Leasing that satisfy the Company's Contract criteria will be acquired by the Company, to the extent that the Company has funds available for acquisition of such Contracts, and subject to the right of TAF-I to acquire automobile lease contracts with proceeds realized from repossession of leased vehicles and prepayments of lease contracts.

    Upon the execution of any Contract (including any Contract executed in connection with remarketing of any Leased Vehicle surrendered to, or recovered by the Company, prior to the expiration of its Contract) originated by Transition Leasing, the Company will pay Transition Leasing the Marketing Fee (i.e., 57.5% of the down payment with respect to the Contract), the Purchase Administration Fee, and, in the case of new Contracts following the repossession of a Leased Vehicle, the Releasing Fee. The Company's payments to Transition Leasing associated with the collection of the Contracts during the life of the Notes will be limited to the monthly Contract Servicing Fee of $20 for each Contract that has not been assigned for repossession, the Releasing Fee, and the reimbursement of Transition Leasing's out-of-pocket expenses in connection with the repossession, repair, remarketing and resale of a Leased Vehicle. See, "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS." The amount of fees payable to Transition Leasing hereunder may not be changed by Transition Leasing and the Company to increase such fees without the consent of holders of at least 75% of the aggregate principal amount of the outstanding Notes (excluding Notes held by the Company or its affiliates). See "ADDITIONAL INDENTURE PROVISIONS--Modification of Indenture." There has been no independent determination of the fairness and reasonableness of the terms of these transactions. The Company believes, however, that the fees to be paid to Transition Leasing, including the Marketing Fee, are reasonable based on comparable fees paid to lease brokers (or facilitators) in automobile leasing transactions involving customers with non-prime credit ratings. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "MANAGEMENT--Certain Relationships and Related Transactions" for additional information.

    The Company may acquire Leased Vehicles, as well as the Contracts which relate to such Leased Vehicles, from Transition Auto Finance, Inc. ("TAF-I"), a wholly-owned subsidiary of Transition Leasing, and in the event of any such purchase (a) will pay TAF-I a price equal to the depreciated value of the Leased Vehicle as of the date of the Company's purchase, (b) will reimburse TAF-I for the marketing fee paid to Transition Leasing by TAF-I with respect to the Leased Vehicle, and (c) will pay to Transition Leasing the Purchase Administration Fee and the Documentary Fee with respect to the Leased Vehicle. To minimize any conflicts of interest with respect to the choice of which of TAF-I's Leased Vehicles and Contracts may be acquired by the Company, the Company and Transition Leasing have specified the means by which Leased Vehicles and Contracts will be selected for sale to the Company. There has been no independent determination of the fairness and reasonableness of the purchase price, the means by which Leased Vehicles and Contracts will be selected or any other of the terms of these transactions. See, "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS" and "MANAGEMENT-- Certain Relationships and Related Transactions" for additional information.

LACK OF DAMAGE INSURANCE

    Although most state laws, including Texas law, require owners to maintain liability insurance for damages arising from their use of a motor vehicle, the owners of the Leased Vehicles may fail to maintain physical damage insurance. The Company has obtained insurance to provide protection from losses in these events; however, there can be no assurance that such insurance will continue to be obtainable at appropriate premium rates and terms or will provide adequate coverage in all circumstances. As a consequence, in the event any theft or physical damage to a Leased Vehicle occurs and no such insurance exists, the Company may suffer a loss unless the owner is otherwise able to pay for repairs or replacement or its obligations under the related Contract. If the Company incurs significant losses from uninsured Leased Vehicles, its ability to pay the Notes may be adversely affected. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS--Contract Criteria."

SALE OF SMALL AMOUNT OF NOTES

    The Offering may be consummated by the Company with the sale of as little as $250,000 in principal amount of the Notes. If only the Minimum Offering Amount is raised, the Company will have approximately $226,250 (after offering and organizational expenses and broker/dealer commissions) to purchase Leased Vehicles, see "USE OF PROCEEDS," and the Company believes that it can cover the Allowed Expenses and pay all interest and pricipal on the Notes. The Company's belief is based on a number of assumptions which the Company believes are reasonable, including without limitation, assumptions (i) that 12 Leased Vehicles may be purchased at an assumed purchase price, (ii) that the Contracts relative to such 12 Leased Vehicles will be on specific terms including an implicit annual interest rate of 18%, and (iii) that the estimated expenses of the Company will not exceed a specified level.

    Although the Company believes these assumptions to be reasonable, such assumptions include certain risks and uncertainties. A principal risk is that the Company has had no operations to date, and Transition Leasing, the Company's parent, which is responsible for the acquisition and servicing of the Company's Contracts, and affiliated corporations have limited operating history to date upon which to base these assumptions. Other risks and uncertainties are set forth under this caption "RISK FACTORS". A variation in any single assumption could materially alter the ability of the Company to cover the Allowed Expenses and pay all principal and interest due on the Notes. There is no assurance that these assumptions, including, without limitation, the expected implicit interest rate of 18% per annum with respect to the Contracts, will be achieved. Accordingly, the ability of the Company to cover the Allowed Expenses and pay all principal and interest on the Notes may differ materially from this forward-looking information due to such risks and uncertainties.

    In the event only a small portion of offered Notes in excess of the Minimum Offering Amount are sold by the Company, the performance of individual Contracts in the pool securing the Notes will have a greater effect on the Company's ability to pay the Notes than if a larger portion of the offered Notes are sold. In addition, although most of the Allowed Expenses of the Company will generally vary with the amount of Contracts or Notes, relatively small amounts of fixed fees and expenses payable to the Trustee and for on-going banking, accounting and legal services may not vary in proportion with the amount of Contracts and may be relatively higher if only a small portion of the Notes is sold than if a large portion of the Notes is sold. If the fixed Allowed Expenses are higher than expected or the Company is unable to acquire the number of Contracts on the proposed terms as projected herein, the Company's ability to repay a small amount of Notes may be materially adversely affected. See "COLLATERAL FOR THE NOTES--The Contract Proceeds and Operating Account."

LACK OF PARTICIPATING BROKER DEALERS

    As of the date of this Prospectus, the Company and the Underwriter have not identified other broker/ dealers who are willing to participate in this Offering of the Notes. See "PLAN OF DISTRIBUTION." The failure of the Company to obtain the agreements of a significant number of broker/dealers to participate in this Offering may increase the likelihood that less than all of the Notes will be sold. The sale of only a small amount of the Notes may adversely affect Noteholders. See, "--Sale of Small Amount of Notes" above.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 30, 1998, and as adjusted to reflect the sale of the Notes offered hereby.

                                                                                              AS OF MARCH 30, 1998
                                                                                             ----------------------
                                                                                                        AS ADJUSTED
                                                                                              ACTUAL      MINIMUM
                                                                                             ---------  -----------
LIABILITIES
  11% Secured Redeemable Notes Due June 30, 2002...........................................     --         250,000(1)
                                                                                             ---------  -----------
SHAREHOLDERS' EQUITY
  Common stock, $0.01 par value, authorized 1,000 shares, issued and outstanding 1,000
    shares.................................................................................  $      10          10
  Paid-in capital..........................................................................        990         990
  Retained earnings........................................................................          0           0
                                                                                             ---------  -----------
    TOTAL SHAREHOLDERS' EQUITY.............................................................  $   1,000   $   1,000
                                                                                             ---------  -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................................................  $   1,000   $ 251,000
                                                                                             ---------  -----------
                                                                                             ---------  -----------

------------------------

(1) Offering expenses related to the issuance of the Notes are capitalized and amortized to interest expense using the effective method over the lives of the related debt. The estimated annual offering expense to be amortized will vary according to the amount and timing of the funding of the Notes. If the Offering is completed prior to December 31, 1998, the percentage of the total offering expenses that would be charged to operations in the first four years would be 25% per year. Other organizational expenses are capitalized and amortized over a five-year period on a straight-line basis.

    The capitalization of the Company reflects its asset-backed security structure. The Company's only significant assets will be the Leased Vehicles, the Contracts that are purchased or acquired from the proceeds of this Offering, the net proceeds of this Offering, the excess collection proceeds of the Contracts and proceeds realized from reinvestment of such net proceeds and excess collection proceeds. See "COLLATERAL FOR THE NOTES." The costs of the Company's ongoing operations during the term of the Notes will be borne by Transition Leasing and will be reimbursed to Transition Leasing through the Company's payment of monthly servicing and administration fees, which are more fully described under "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS--Servicing Fees and Transition Leasing Compensation."

                                USE OF PROCEEDS

    The Company intends to apply at least 90% of the gross proceeds from the sale of any Notes to the purchase or acquisition of the Leased Vehicles and the Contracts. The Company will (i) pay to the Underwriter sales commissions of 6% of the principal amount of the Notes sold by such Underwriter and (ii) will reimburse the Underwriter for certain expenses incurred in connection with its due diligence activities with regard to the Offering in an amount not to exceed 2.5% of the aggregate principal amount of the Notes sold. The Company will also use up to 1.5% of the gross proceeds from the sale of the Notes to pay offering and organization expenses, including filing and registration fees, legal fees of the Company's counsel, accounting fees, trustee's fees, escrow agent's fees, "blue sky" expenses and printing expenses. These expenses have been or will be paid by Transition Leasing, the parent of the Company, and will be reimbursed by the Company to the extent of such 1.5%. Transition Leasing has agreed to pay expenses of the Offering to the extent they exceed 1.5% of the gross proceeds from the sale of the Notes. Such reimbursable expenses of the Company, the Purchase Administration Fee, the Documentary Fee, the Marketing Fee, the Contract Servicing Fee and the reimbursement of certain expenses incurred by Transition Leasing in connection with the repossession, remarketing, repair and resale of Leased Vehicles, are the only fees, remunerations or reimbursements of expenses which will be paid by the Company to Transition Leasing from the proceeds of this Offering.

    The Company may use certain of the offering proceeds to purchase leases from TAF-I, an affiliate of Transition Leasing and the Company; provided, however, no TAF-I Contracts shall be purchased by the Company if only the minimum gross offering proceeds ($250,000) are raised. The consideration to be paid to TAF-I will be determined by a formula set forth elsewhere in this Prospectus, and the Leases to be so purchased will be determined by the date executed by TAF-I on a first-in, first-out basis, meaning that the Company will purchase those Leases which were the earliest acquired by TAF-I and which, at the time of acquisition by the Company are not in default. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS" and "MANAGEMENT--Certain Relationships and Related Transactions."

    After payment of broker/dealer commissions and organizational and offering expenses, the Company will have at least $9,000,000 in proceeds available for purchase of Leased Vehicles and Contracts in the event the maximum offering is achieved and $225,000 (which does not include the TAF-I Contracts, which cannot be purchased with the proceeds from the minimum offering) in the event of the minimum offering.

    The Company will maintain the proceeds of this Offering in the Operating Account until they have been fully used to acquired Contracts or Leased Vehicles. Such funds may be invested in the same type of Eligible Investments (as defined in the Indenture) as the Trustee may invest funds that are in the Sinking Fund Account.

    The use of proceeds is set forth below in tabular form below.

                                                                      MINIMUM       MAXIMUM
                                                                      $250,000    $10,000,000
                                                                     ----------  -------------
Offering and Organizational Expenses(1)............................  $    3,750  $     150,000
Broker/Dealer Commissions(2).......................................  $   20,000        850,000
Purchase of Contracts and Leased Vehicles..........................  $  226,250      9,000,000
                                                                     ----------  -------------
                                                                     $  250,000  $  10,000,000
                                                                     ----------  -------------
                                                                     ----------  -------------

------------------------

(1) These offering and organizational expenses will be paid to the Company's parent, Transition Leasing, to reimburse Transition Leasing for such expenses.

(2) Assumes the maximum permitted amount of due diligence reimbursement is paid.

    The subscription escrow will terminate upon the receipt of subscriptions in the aggregate amount of $250,000 and, upon such termination, the Company will receive that portion of the proceeds to be used for the purchase of Contracts and Leased Vehicles (estimated in the above table to be $226,250). The Company will attempt, and anticipates being able, to use the aggregate amount of such proceeds within 60 days of the termination of the escrow and the release of the escrowed funds to the Company.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Notes will be issued pursuant to an Indenture dated as of July 8, 1998 (the "Indenture"), between the Company and Trust Management, Inc. (the "Trustee"). An example of the Notes, as well as the Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part and has been incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and the terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summaries of certain provisions of the Notes and the Indenture and the summaries included under "ADDITIONAL INDENTURE PROVISIONS" do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Notes and the Indenture.

    While the Notes are general obligations of the Company and the holders of the Notes will have recourse against the assets of the Company, substantially all of the Company's assets will be the Contracts and the Leased Vehicles. See "COLLATERAL FOR THE NOTES." The Company has not sought, and is not required by the Indenture or any other document, to obtain a rating of the Notes by a rating agency. The holders of the Notes will have no contractual recourse against Transition Leasing for payment of the Notes. The Trustee will initially act as the Paying Agent and Registrar.

ISSUANCE OF NOTES; TRANSFERS

    The Notes will be issued in an aggregate principal amount of up to $10,000,000 in fully registered form in minimum denominations of $1,000 and integral multiples thereof. (Indenture, Section 2.3). The minimum subscription amount for each investor is $5,000 (or $2,000 for Individual Retirement Accounts). The Company may require a noteholder to reimburse the Company for any out-of-pocket costs incurred by the Company with respect to a transfer or exchange of a Note. (Indenture, Section 2.7). Each Note will mature on June 30, 2002 (the "Maturity Date").

PAYMENTS OF INTEREST

    Each Note will accrue interest from the date of issuance at the rate of 11% per annum (computed on the basis of a 360-day year consisting of twelve 30-day monthly periods). The Company will be required to make monthly payments of interest, paid in arrears, on the outstanding principal balance. Payments of interest will be due and payable in arrears on the fifteenth (15th) day of the month following the end of each successive calendar month (for interest accruing during the prior month) commencing with the fifteenth (15th) day of the first full calendar month following the issuance of the Note and upon the Maturity Date (the "Payment Dates"). Any installment of interest that is not paid when and as due will accrue interest at the lesser of (i) 18% per annum or (ii) the highest lawful rate of interest from the date due to the date of payment, but only to the extent payment of such interest is lawful and enforceable. The effective interest rate of the Notes will be lower than their stated interest because each payment of interest will be paid 15 days after the month over which it accrued.

PAYMENTS OF PRINCIPAL FROM SINKING FUND

    In lieu of principal payments on any Payment Date, the Company may use funds in the Sinking Fund Account in excess of the aggregate amount of interest payable on the Notes on such Payment Date to redeem all or any portion of the Notes. See "--Redemption," below.

SOURCES OF FUNDS FOR PAYMENT; PAYMENT ACCOUNT AND SINKING FUND

    The Company expects to use the amounts collected under the Contracts, INTER ALIA, to make the required payments under the Notes. All installments and other proceeds from the Contracts will be deposited by Transition Leasing in the Company's Master Collections Account or the Operating Account maintained by the Company (as described under "COLLATERAL FOR THE NOTES--The Contract Proceeds and Operating Account"). (Indenture, Section 42). Transition Leasing will either issue to each Lessee a payment book or will mail each Lessee monthly statements, together with instructions to mail remittances directly to the Company's Master Collection Account. Transition Leasing has agreed to deposit all installments and other proceeds, including proceeds from sales of repossessed and remarketed vehicles, net of repossession and remarketing expenses, as the case may be, into the Company's Master Collection Account. On at least a weekly basis, all amounts in the Company's Master Collection Account attributable to the Contracts will be "swept" into the Operating Account.

    Payments of interest on the Notes will be made on each Payment Date by the Trustee or the Paying Agent of the Company out of funds in the Sinking Fund Account controlled by the Trustee See "COLLATERAL FOR THE NOTES--The Sinking Fund Account"). (Indenture, Section 4.2.) Prior to each Payment Date occurring prior to the Sinking Fund Trigger Date, the Company will transfer to the Sinking Fund Account from the Company's Operating Account an amount that, together with any funds in the Sinking Fund Account, is sufficient to pay the accrued interest due on the outstanding Notes on such Payment Date. Such transfer must be made before any remaining funds in the Operating Account may be applied by the Company to any other purpose (Indenture, Section 4.2 )

    Following the Sinking Fund Trigger Date, all of the funds in the Company's Operating Account or Payment Account, less Allowed Expenses payable by the Company, will be transferred on at least a monthly basis to the Sinking Fund Account. In addition, the Company will be required to deposit immediately in the Sinking Fund Account any remaining net proceeds from the sale of the Notes as of the Sinking Fund Trigger Date that have not been used for the purchase of Contracts. (Indenture, Section 4.2.) The funds will accumulate in the Sinking Fund Account for payment of the Notes.

    During the continuance of an Event of Default, all funds in the Operating Account less any amounts owing to the Trustee are required to be transferred on the Business Day immediately preceding each Payment Date to the Sinking Fund Account, and the Trustee will have the right directly to cause such transfer. (Indenture, Section 4.2.) In addition, during the continuance of an Event of Default, the Trustee will have all of its other rights and remedies available for collection of the proceeds on the Contracts for purposes of obtaining sufficient funds to satisfy the Notes. See "ADDITIONAL INDENTURE PROVISIONS--Rights Upon Event of Default."

RECORD DATES

    All principal and interest payments will be made by check mailed by the Trustee or Paying Agent to Noteholders registered as of the close of business on the first day of the month of the Payment Date (the "Record Dates") at their addresses appearing on the Note Register, except that the final payment of principal and interest on each Note will be made only upon presentation and surrender of such Note at the office of the Trustee or the Paying Agent. (Indenture, Section 5.1.).

REDEMPTION

    The Maturity Date of the principal of the Notes is June 30, 2002. At any time after the eighteenth (18th) month following the date of the issuance of the first Note (which should be shortly after the release of the offering proceeds from escrow), the Company may exercise its right to redeem the Notes, in whole or in part, in accordance with the Indenture. (Indenture, Section 3.1.)

    Any redemption of Notes will be at a redemption price equal to 100% of the outstanding principal amount thereof, together with interest to the date of redemption, without any premium or penalty. If less than all of the Notes are to be redeemed pursuant to the optional redemption provisions of the Indenture, the Trustee shall select the Notes to be redeemed among the holders of the Notes by lot or other method selected by the Trustee. Notice will be given to the Noteholders by first class mail, postage prepaid, mailed not less than 20 days prior to the redemption date. The notice will set forth the redemption date, the redemption price and the name and address of the Paying Agent and state that the Notes must be delivered to the Paying Agent and that interest on the Notes ceases to accrue on and after the redemption date. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. (Indenture, Article III.)

                            COLLATERAL FOR THE NOTES

GENERAL

    To collateralize the Notes, the Indenture grants a security interest or lien in collateral (the "Trust Estate") consisting of all of the Company's right, title and interest in (a) the Leased Vehicles, (b) the Contracts, together with all payments and instruments received with respect thereto, (c) the Servicing Agreement, (d) the Operating Account and all funds (including investments therein), (e) the Master Collections Account and all funds (including investments therein), (f) the Sinking Fund Account and all funds (including investments therein), (g) all repossessed or returned Leased Vehicles (including Leased Vehicles returned upon termination of the Contracts), and (h) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. (Indenture, Granting Clauses.) Pursuant to the Indenture, the Trustee has been granted a lien senior to the lien of the Indenture in order to collateralize payment of its fees and expenses as Trustee under the Indenture, except that the Trustee's lien does not apply to money held in the Trust Estate for repayment of principal and interest on the Notes. (Indenture, Section 7.7.)

THE CONTRACTS

    Each of the Contracts will be an automobile lease contract that is (i) purchased from TAF-I or other sources or (ii) acquired by the Company in a transaction originated by Transition Leasing. Each Contract will lease a new or late model automobile that, in general, will be not more than three model years old at the time of lease (including passenger cars, minivans, sport/utility vehicles and light trucks) (a "Leased Vehicle"). The Contracts will constitute a part of the Trust Estate and will be purchased or acquired by the Company using
(i) the net proceeds from the sale of Notes, or (ii) until the Sinking Fund Trigger Date, so long as no Event of Default exists, any net collection proceeds from any Contracts, after deduction for payments of interest and Allowed Expenses. See "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS." To minimize the conflicts of interest with respect to Contracts originated by Transition Leasing, Transition Leasing has determined that any of such Contracts that satisfy the Company's Contract criteria will be acquired by the Company to the extent that funds are available for such purchases, subject only to the right of TAF-I to acquire vehicle lease contracts and vehicles with proceeds realized from repossession of its leased vehicles and prepayments of its lease contracts. See "RISK FACTORS-- Conflicts of Interest."

    Each Contract acquired by the Company will be delivered to the Trustee and labeled with a notice indicating the Trustee's security interest. In addition,
(i) a UCC financing statement listing such Contract, and also covering the proceeds therefrom, will be filed in the appropriate public office to give further notice of the Trustee's security interest, and (ii) the Company will have each Leased Vehicle's certificate of title issued to reflect the Company as the owner and the Trustee as a first lienholder. The Trustee and the Company may appoint a financial institution to retain possession of the Contracts and related title documents as custodian and bailee for the Trustee and the Company.

THE SINKING FUND ACCOUNT

    The Company has established, in the name of the trustee, a trust account at Texas Community Bank (the "Sinking Fund Account"). Prior to the Sinking Fund Trigger Date, all funds designated for payment of interest due with respect to the Notes will be deposited in the Sinking Fund Account. After the Sinking Fund Trigger Date, all funds designated for payment of interest due or principal outstanding with respect to the Notes will be deposited in the Sinking Fund Account. Funds in the Sinking Fund Account will not be commingled with any other monies of Transition Leasing or the Company. All monies deposited from time to time in the Sinking Fund Account will be held for the benefit of the Trustee as part of the Trust Estate. Withdrawals of amounts due and payable with respect to the Notes that are to be made from the Sinking Fund Account will be made on behalf of the Company by the Trustee or a Paying Agent, and no amounts so withdrawn from the Sinking Fund Account will be paid over to the Company or Transition Leasing. The funds in the Sinking Fund Account will be employed by the Trustee or the Paying Agent to pay interest on the Notes on each Payment Date and to effect redemptions of the Notes, in the Company's discretion, on any Payment Date after the Sinking Fund Trigger Date. Funds in the Sinking Fund Account may be invested in Eligible Investments, as directed by the Company, and, during the continuance of an Event of Default, as determined by the Trustee, within the restrictions established in the Indenture. (Indenture, Sections 4.2 and 4.3.)

    After the Sinking Fund Trigger Date, all net collection proceeds (including all portions thereof treated for tax or financial accounting purposes as principal or interest) from the Contracts, following deduction of Allowed Expenses (including fees payable to Transition Leasing), will no longer be available to the Company for the purchase of additional Contracts and will be deposited into and held, along with the income earned thereon, by the Trustee in the Sinking Fund Account for repayment of the Notes. With the exception of payments required to pay interest due and payable with respect to the Notes, no schedule of minimum required payments into the Sinking Fund Account will exist. See "DESCRIPTION OF THE NOTES--Payments of Interest."

THE CONTRACT PROCEEDS AND OPERATING ACCOUNT

    The Company has established the Master Collections Account. All payments made on or with respect to the Contracts (including all portions thereof deemed to be principal or interest for tax or financial accounting purposes) will be deposited in the Master Collections Account. Such funds will be deposited into the Master Collection Account separately using code numbers assigned to individual Contracts and separate entities to ensure proper tracing of payments.

    The Master Collection Account is an account at a financial institution, initially Texas Community Bank, where all remittance checks, drafts and other instruments for the contracts will be deposited for collection by the financial institution as agent for the Company. All Lessees will be requested, through correspondence and delivery of payment books or monthly statements to remit payments under their Contracts directly to the Master Collection Account. Transition Leasing has also agreed to deposit in the Master Collections Account any payment proceeds received directly by Transition Leasing with respect to the Contracts, including any proceeds from resales of returned or repossessed Leased Vehicles and any recoveries from insurance claims on Leased Vehicles. The Indenture requires the transfer on at least a weekly basis of all of the funds in the Master Collections Account into the Operating Account, a commercial bank account maintained by the Company for use in holding the Company's proceeds and in paying the Company's expenditures. Any funds in the Operating Account may be invested daily by the Company in Eligible Investments, subject to the Indenture. (Indenture, Section 4.2.)

    Transition Leasing, as a part to the Indenture, has acknowledged that any collections or other proceeds from the Contracts in the Company's Master Collections Account are the Company's property and that any such collections or other proceeds from the Contracts in its possession nor control are held by Transition Leasing pursuant to the Indenture as custodian and bailee of the Company and the Trustee, and, therefore, are the Company's property and subject to the security interest of the Trustee.

    Any funds in the Master Collection Account will be subject to the Trustee's lien and will collateralize payment of the Notes. So long as the Notes have not been declared due and payable as a result of an Event of Default and subject to the receipt by the Trustee of any required certificates, the Company will have the right to cause the funds contained in the Operating Account to be withdrawn or applied for the following purposes in the following priority: first, through a direct transfer to the Sinking Fund Account, to the payment of any interest due on the outstanding Notes on each Payment Date; second, to any amounts due the Trustee for its fees and expenses; third, except during an Event of Default, to the payment of any other Allowed Expenses of the Company, as certified by the Company; fourth, after the Sinking Fund Trigger Date or during an Event of Default, to the deposit to the Sinking Fund Account for payment of the Notes;

and fifth, prior to the Sinking Fund Trigger Date, except during an Event of Default, to the purchase of additional eligible Contracts, as certified by the Company and Transition Leasing. The Contract proceeds must be sufficient to satisfy fully any application having higher priority before they may be applied to a use having a lower priority. The Company and Transition Leasing will provide monthly reports to the Trustee certifying to the Trustee as to purchasing and servicing activities in relation to the Contracts, the amounts of Allowed Expenses paid from the Operating Account and a reconciliation of deposits and withdrawals from the Operating Account. (Indenture, Sections 4.2. and 4.3.)

    On or before the Business Day immediately preceding each Payment Date, the Company will cause to be transferred directly from the Operating Account to the Sinking Fund Account an amount that, together with any funds in the Sinking Fund Account, is sufficient to make all interest payments on the Notes outstanding on such Payment Date. See "DESCRIPTION OF THE NOTES--Payments of Principal and Interest."

    The Company may disburse funds from the Operating Account for purposes of payment of Allowed Expenses (including fees payable to Transition Leasing) except during an Event of Default, in which event only the payment of the fees and expenses of the Trustee will be permitted. On a monthly basis, the Company must provide a report in which it itemizes the Allowed Expenses and certifies that any payments from the Operating Account conform with the Indenture and funds in the Operating Account did not exceed $250,000 for 60 days or more. This provision does not apply to any proceeds from the sale of the Notes by the Company if the Company elects to deposit such proceeds in the Operating Account. (Indenture, Section 4.2.)

    The "Allowed Expenses" of the Company will be limited to the expenses and fees of the Trustee under the Indenture, fees charged by Transition Leasing under the Servicing Agreement (including the Contract Servicing Fee and the Purchase Administration Fee) (the "Servicing Fees"), title transfer fees, federal, state and local taxes (including corporate franchise taxes but excluding federal, state and local income taxes for which Transition Leasing is responsible under the Tax Sharing Agreement (as hereinafter defined), legal and accounting fees and printing expenses for reports, compliance certificates and opinions required by the Indenture, premiums for vehicle value insurance, charges for vehicle warranty service contracts, bank service charges and account fees, including a share of such charges and fees, if any, incurred by Transition Leasing for the Master Collections Account), expenses of repossessing, repairing, remarketing and liquidating the Leased Vehicles (as to each Leased Vehicle, not to exceed the liquidation proceeds from the Leased Vehicle), and any insurance proceeds applied to vehicle repairs or required to be refunded to Lessees. Transition Leasing will pay all other general administrative and overhead expenses incurred by the Company. The following table summarizes the Company's estimates of its anticipated Allowed Expenses, (see "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS-- Collection of Payments"):

                     SUMMARY OF ESTIMATED ALLOWED EXPENSES

                    ALLOWED EXPENSES                                          ESTIMATED AMOUNT
--------------------------------------------------------  --------------------------------------------------------
Servicing Fees
  Contract Servicing Fee (paid to Transition Leasing)     $20 per month per Contract
  Purchase Administration Fee (paid to Transition         $100 per Contract purchased
    Leasing)
  License and Title Transfer Fee                          $86.80 per Contract
  State Inspection Fee                                    $19.75 per Contract
  Documentary Fee                                         $50.00 per Contract
  Marketing Fee (paid to Transition Leasing)              57.5% of customer down payment

Trustee Fees

                    ALLOWED EXPENSES                                          ESTIMATED AMOUNT
--------------------------------------------------------  --------------------------------------------------------
  Acceptance Fee                                          $6,500
  Annual Administration                                   $7,500
  Note Payments and Registrar Services                    $5 per year per Note
  Note Certificate Corrections                            $10 each
  Collateral Custodial Services                           $5 per year per Contract plus $2.50 per acceptance or
                                                            release of Contract

Bank Fees
  Master Collections Account                              $300 to $500 (varies with volume) per month
  Operating Account                                       $2,000 per year (varies with number of transactions)
  Subscription Escrow Account                             $1,000 per year

Legal Expenses
  Annual Attorneys' Opinion to Trustee                    $2,500

Accounting Expenses
  Annual Audit                                            $15,000
  Annual Tax Return                                       $1,750
  Printing and Mailing                                    $3,000

Insurance Premiums                                        $500 per year, plus
  Residual                                                1.68% of the residual value of each Leased Vehicle (with
                                                            $100 deductible for leased vehicles)
  Contingent Liability and Physical Damage                $2.00 per Leased Vehicle per month

Total Annual Servicing, Trustee, Bank, Legal, Accounting  Estimated to average (i) $279,650 (or $362 per Contract)
  and Insurance Fees and Premiums                           if the maximum amount of Notes is sold, or (ii)
                                                            $38,771 (or $775 per outstanding Contract) if the
                                                            minimum amount of Notes is sold

Repossession, Remarketing, Repair and Resale Expense (to  Estimated to average $100 to $400 for each repossessed
  reimburse Transition Leasing for such expenses)           Leased Vehicle, but limited to the related liquidation
                                                            or insurance proceeds

Remarketing Expenses                                      Estimated to average $100 to $400 for each Leased
                                                            Vehicle upon expiration of the lease, but limited to
                                                            the related resale or insurance proceeds

Releasing Fee (paid to Transition Leasing)                15% of the down payment by the customer (Lessee) with
                                                            respect to a new Contract following repossession

Federal Income Taxes                                      Varies with taxable income (max. 35%)

Texas Corporate Franchise Taxes                           Greater of 4.5% of taxable income and 1/4 of 1% of
                                                            taxable capital

PERFECTION OF TRUSTEE'S SECURITY INTEREST IN THE COLLATERAL

    The Collateral includes the following: (a) the Leased Vehicles, (b) the Contracts, together with all payments and instruments received with respect thereto, (c) the Servicing Agreement, (d) the Operating

Account and all funds (including investments) therein, (e) the Master Collection Account and all funds (including investments) therein, (f) the Sinking Fund Account and all funds (including investments) therein, (g) all repossessed or returned Leasing Vehicles (including Leased Vehicles returned upon termination of the Contracts), and (h) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. Set forth below is a description of how each of these types of property is made subject to the Trustee's pledge or security interest in favor of the Note holders under applicable Texas law.

    (a) The Leased Vehicles will be automobiles or trucks subject to the Texas Transportation Code. Pursuant to Section 501.021 of the Texas Transportation Code, evidence of the Trustee's security interests against such vehicles will be evidenced by notation on a certificate of title issued by the Texas Department of Public Safety. Pursuant to the Indenture and the Custodial Agreement, the Trustee will maintain actual possession of such certificates of title.

    (b) The Contracts will be leases of automobiles owned by the Company.
Article 9.105(a)(2) of the Texas Uniform Commercial Code ("UCC") defines such Contracts as "chattel paper." Section 9.304(a) of the UCC provides that a security interest in chattel paper may be perfected by filing a financing statement, and Section 9.305 of the UCC provides that a security interest in chattel paper may also be perfect by the collateralized party taking possession of the chattel paper. The Trustee will file a UCC-1 financing statement with respect to the Contracts and will maintain actual possession of the Contracts pursuant to the Indenture and the Custodial Agreement.

    (c) The Servicing Agreement is a contractual agreement and is considered a "general intangible" under Section 9.106 of the UCC. Security interests in general intangibles are perfected by filing a financial statement. The Trustee will file a UCC-1 financial statement with respect to the Servicing Agreement.

    (d) - (f) The Operating Account, the Master Collections Account and the Sinking Fund are deposit accounts, and pledges of such accounts are not subject to the provisions of Article 9 of the UCC as provided in Section 9.104(12) of the UCC, except as provided with respect to proceeds (Section 9.306) and priorities in proceeds (Section 9.312). Perfection of a pledge of these deposit bank accounts is made pursuant to Texas common law rules covering the pledge of personal property. Pledges are made by the pledgor executing a pledge and assignment agreement in favor of the pledgee and are perfected by the pledgor notifying the depositary bank in writing of the pledge. Security interests with respect to any investments within these accounts will be subject to applicable provisions of the UCC, depending upon the types of investments. At present, the depository bank is Texas Community Bank.

    (f) The repossessed or returned Vehicles will already be subject to the lien noted on the certificates of title as described in (a) above, and the Trustee shall have actual possession of such certificates of title.

    (g) The proceeds of the items above that are subject to perfection under the UCC are subject to the provisions of Section 9.306 of the UCC, and the Trustee's lien in such proceeds are perfected by perfection of the underlying property as noted above, subject to Section 9.306 of the UCC.

    To the extent collected funds are not needed to fund the payment on the Notes, the purchase of additional Contracts, or the payment of Allowed Expenses of the Company, such funds will generally remain in the Company's Operating Account. The Company has agreed, however, to transfer to the Sinking Fund Account the funds in the Operating Account to the extent such funds exceed $250,000 for a period of 60 consecutive days or more. This provision does not apply to the sale of the Notes by the Company if the Company elects to deposit such proceeds in the Operating Account. (Indenture, Section 4.2.)

    Prepayments by Lessees on the Contracts will be treated in the same manner as collection proceeds on the Contracts. Consequently, such prepayments may be used to purchase additional Contracts prior to the Sinking Fund Trigger Date and will not be passed through to Noteholders as principal payments. See "RISK FACTORS--Collections and Performance of Contracts; Repossessions."

    The following chart illustrates the flow of Contract proceeds from the Lessees through the Master Collections Account and Operating Account to the applications thereof and the priority of the various applications of such proceeds.

             FLOW OF CONTRACT PROCEEDS AND PRIORITY OF APPLICATIONS

Contract
Leases     Installments Master       Weekly     Operating    Monthly      Proceeds
                        Collections             Account                   Applications(1)
                        Account
               -->                      -->                      -->


------------------------

(1) Priority of Monthly Proceeds Applications

    1.  Interest is paid by Trustee from transfers to the Sinking Fund Account.

    2.  Trustee's fees and expenses are paid by Company from Operating Account.

    3.* Other Allowed Expenses are paid by Company from Operating Account.

    4. A. After Sinking Fund Trigger Date, any remaining proceeds are deposited into Sinking Fund Account and held by Trustee for payment of Notes.

      * B. Before Sinking Fund Trigger Date, any remaining proceeds are used to purchase or acquire additional eligible Contracts.

    * Applications described in 3 and 4.B above are prohibited during an Event of Default.

THE SERVICING AGREEMENT

    The Company has granted to the Trustee a security interest in all of its rights under the Servicing Agreement. In addition, in the event of the occurrence and continuation of a default under the Servicing Agreement by Transition Leasing, the Trustee may direct, and upon the direction of the holders of more than 25% in aggregate principal amount of the outstanding Notes will direct, the Company to terminate all of the rights and powers of Transition Leasing under the Servicing Agreement. Upon such termination, all rights, powers, duties, obligations and responsibilities of Transition Leasing with respect to the related Contracts (except for any obligation of Transition Leasing to indemnify the Company) will vest in and be assumed by the Company or any servicing agent that the Company may designate. (Indenture, Section 5.10).

                                  THE COMPANY

FORMATION

    Transition Auto Finance II Inc. (the "Company") was incorporated in the State of Texas on March 17, 1998. The Company is a subsidiary of Transition Leasing. The principal offices of the Company are located at 5422 Alpha Road, Suite 100, Dallas, Texas 75240. The telephone number for the Company is
(214)404-0042. As of the date of this Prospectus, Transition Leasing has no subsidiaries other than TAF-I, and the Company.

THE BUSINESS OF THE COMPANY

    The Company was established for the sole purposes of purchasing Leased Vehicles from third parties and leasing them to Lessees pursuant to Contracts, collecting and servicing the Contracts, obtaining capital through borrowings or through sale of debt or equity securities to invest in such Contracts, remarketing the Leased Vehicles upon termination of their Contracts, and all related business activities. The Contracts may be purchased from time to time from TAF-I.

    The funds necessary to purchase the Contracts or Leased Vehicles will initially be provided from the sale of the Notes offered hereby. Subject to the prior payment of interest due upon the Notes and Allowed Expenses, the collection proceeds from the Contracts will be used to purchase or acquire additional Contracts until the Sinking Fund Trigger Date and for so long as no Event of Default exists. Upon the payment in full of all principal and interest on the Notes, the Contracts and the titles to the Leased Vehicles will be released by the Trustee to the Company, and the Indenture will terminate. While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the purchase and acquisition of the Leased Vehicles and the Contracts, the collection and servicing of the Contracts (including repossession and resale of the Leased Vehicles collateral), remarketing of the Leased Vehicles upon termination of the Contracts, and from incurring any additional indebtedness other than Allowed Expenses and any other amounts incurred in the ordinary course of its business.

    The Contracts purchased or acquired by the Company will relate primarily to Leased Vehicles in the middle range of the new and late model automobile market, where consumer retail prices typically range from $15,000 to $30,000. The Company expects that most of the Contracts it purchases or acquires will be originated by Transition Leasing. Transition Leasing originates automobile lease contracts through new automobile franchise dealers, independent automobile dealers independent leasing companies, automobile auctions, and other sources. Transition Leasing seeks to lease new and late model automobiles to individuals who do not have access to other sources of consumer credit because they do not meet the credit standards imposed by automobile retailers or banking institutions, generally because they have past credit problems or non-prime credit ratings. Frequently, the reason that such an individual may have a non-prime credit rating is that, at some time in the past, he has defaulted on one or more financial obligations, or he has filed for relief under the bankruptcy laws, or both.

    In originating the Contracts, Transition Leasing takes a more flexible approach and applies a more subjective analysis than those taken by traditional automobile financing sources in determining an applicant's suitability for loan approval. Transition Leasing endeavors to determine whether the applicant's prior credit problems were a result of job displacement, financial hardship beyond the applicant's control or other circumstances that are not indicative of the applicant's current financial condition or payment performance. In addition, Transition Leasing seeks customers that have stable employment providing regular income and possess a strong need to acquire transportation. Transition Leasing believes that by using subjective judgment and knowledge of local conditions, it is able to profitably originate automobile leasing Contracts for new and late model automobiles to many consumers who would be denied approval for such leases from traditional sources. The Company will only purchase or acquire Contracts that satisfy the Contract criteria established in the Indenture and the Servicing Agreement, and believes that the quality and performance of the Contracts will be enhanced through the consistent application by Transition

Leasing of predetermined purchasing, origination and collection criteria established in the Indenture and the Servicing Agreement.

    Transition Leasing, as the holder of the title to each Leased Vehicle, will instruct the Tarrant County Tax Assessor/Collector to remit Vehicle License Renewals to Transition Leasing, or to the Lessees. Transition Leasing will require the Lessee to appear at Transition Leasing's offices to collect the licence renewal sticker, at which time a representative of Transition Leasing will inspect the Vehicle for damage or excess mileage and collect any reimbursement for such damage or excess mileage, as well as the license renewal fees.

    The Company has no material properties or assets and no operating history. Transition Leasing and the Company intend to obtain licenses that may be required in any state where the Company purchases and collects Contracts. Transition Leasing and the Company have filed applications with the Texas Motor Vehicle Commission (the "Commission") to be licensed as lessors pursuant to legislation adopted by the Texas Legislature in the 1995 legislative session as Senate Bill 921 (the "Act") amending the Texas Motor Vehicle Commission Code, which, INTER ALIA, requires lessors and lease facilitators to obtain a license from the Commission. No licenses have been issued under the Act to Transition Leasing or the Company. Upon being licensed under the Act as a lessor, Transition Leasing is deemed to be licensed as a lease facilitator as well.

INDUSTRY OVERVIEW

    Consumers have a variety of financing alternatives available to them to acquire the use of a new or late model automobile. These alternatives include different types of loans (including fully amortizing, balloon payment and no money down or low down payment loans and leases. The primary benefit of leasing over such alternatives is that leasing typically provides a consumer with the opportunity to acquire the use of a new or late model automobile at a lower monthly payment and initial cash outlay. According to CNW Marketing/Research, an automobile leasing market research firm, the number of passenger automobiles and light trucks leased has increased from approximately 912,000 units in 1984 to an estimated 3.1 million units in 1994. Over the same period, leasing has increased as a percentage of comparable new vehicle deliveries from approximately 9.8% to approximately 30%.

    The increase in new automobile prices in relation to annual median family income has also significantly increased the popularity of leasing. The following table shows the relationship between the average new automobile expenditure and median family income for the periods indicated.

             AVERAGE NEW                    PERCENTAGE OF INCOME
             AUTOMOBILE     MEDIAN FAMILY         NEEDED TO
YEAR       EXPENDITURE(1)     INCOME(2)     PURCHASE AUTOMOBILES
---------  ---------------  --------------  ---------------------
1975          $   4,950       $   13,719               36.1%
1980              7,574           21,023               36.0
1985             12,022           27,144               44.3
1990             16,157           33,969               47.6
1992             18,078           35,776               50.5
1993             19,223           36,934               53.2
1994             19,746           37,117               53.1
1995             20,019           37,239               53.7

------------------------

(1) Source: U.S. Department of Commerce, Bureau of Economic Analysis

(2) Source: U.S. Department of Labor Statistics.

REMARKETING

    Transition Leasing will remarket on behalf of the Company each Leased Vehicle at the end of the scheduled lease term or in connection with early termination of any Contract. The Company's remarketing efforts may be a source of revenues to the extent that vehicle disposition proceeds exceed, in the aggregate, the Residuals of such disposed Leased Vehicles.

    Transition Leasing will first remarket the Leased Vehicles to the original Lessees or to other related parties brought to the attention of Transition Leasing by the Lessee (e.g., family members, friends, etc.). Transition Leasing will commence its remarketing efforts approximately four months prior to the end of the scheduled Contract term. At that time, the Lessee will be contacted by a member of the remarketing department to explain the Lessee's options upon termination. The Lessee's options will be to buy the Leased Vehicle, extend the Contract or return the Leased Vehicle to the Company. Generally, under the Contracts, the Lessee will have an option to purchase the Leased Vehicle at the end of the scheduled Contract term for a purchase price determined at Contract inception. Accordingly, the Lessee generally will only purchase the Leased Vehicle if the fixed price is less than its actual fair market value (generally leaving the Company, as lessor, responsible for the balance, if any, of the residual), and will return the Leased Vehicle to the Company, as lessor (thereby leaving the lessor with a more difficult remarketing effort, as well as the residual obligation), if the fixed price is in excess of the actual fair market value.

    If a Leased Vehicle is returned to the Company at the end of the scheduled Contract term, the Leased Vehicle will be inspected for excessive wear and mileage over that permitted under the Contract and the Lessee will be billed accordingly. Transition Leasing then will generally sell the Leased Vehicle on behalf of the Company at wholesale through regional auctions.

    The Company has purchased and intends to maintain a residual value insurance policy issued by an insurer rated A by A.M. Best, in order to provide the Company with certain limited protection in the event that proceeds from the remarketing of off-lease Leased Vehicles are not sufficient to pay the associated Residuals. The purpose of the policy is to protect the Company in the event of a dramatic downturn in the value of a specific automobile model. An example of such an adverse change in the market place for a specific vehicle is the Audi 5000, which precipitously lost value when information of its perceived "sudden acceleration" problems was widely disseminated. Other examples are the VW diesel rabbit and the Cadillac diesel. The residual insurance policy does not protect against loss due to excessive mileage, excessive wear and tear, damage, and lease termination expenses.

    When the Company leases a Leased Vehicle, the Company reviews the Automobile Lease Guide to determine the estimated value for the specific Leased Vehicle upon termination of the Contract (typically 36 months). This figure, which represents the residual value, is entered on a form provided by the insurance company along with the amount of the premium that is due. Currently, the amount of the premium is the residual value multiplied by .0168. For example, the residual value premium for a Leased Vehicle with a residual value of $10,000 is $10,000 x .0168 or a one-time premium of $168. If the Leased Vehicle does not have a wholesale value at the end of the Contract equal to or at least the residual value (in this example, $10,000), the insurance company pays to the Company the difference between such insured residual value and the actual wholesale value, (less a $100 deductible) UNLESS such difference is the result of excessive mileage, excess wear and tear, damage, and/or lease termination expenses. Coverage for each Leased Vehicle will continue until it is disposed of. See "RISK FACTOR--Subjective Determination of Residual Value; Limitation on Protection Provided by Residual Value Insurance Reliance on Remarketing to Satisfy Residual Obligation."

GOVERNMENT REGULATIONS

    Transition Leasing and the Company are subject to regulations under federal, state and local laws and regulations concerning many aspects of their respective businesses. See "RISK FACTORS--Effect of Government Regulation on Leasing." During the 1995 legislative session, the Texas Legislature passed legislation which significantly increased Texas regulation of motor vehicle leasing, lessors, such as the Company, and "lease facilitators," such as Transition Leasing. The Act requires lessors and lease facilitators to obtain a license from the Commission. Licenses will be granted only upon a showing of compliance with the Act and the rules of the Commission adopted pursuant to the Act. Licenses issued by the Commission are for one year, subject to renewal at the discretion of the Commission. The Commission has adopted regulations pursuant to the Act, which set forth the requirements for a license application and the basis for revocation and/or denial of licenses, including violation of the Act or the regulations thereunder or on any law relating to the sale, leasing, distribution or insuring of motor vehicles. The regulations provide for certain record keeping and reporting requirements, including notification of changes in ownership and the closing or relocation of any licensed business location. Transition Leasing and the Company have obtained such licenses.

    The Act prohibits an automobile dealer from, directly or indirectly, paying a fee to a lessor or lease facilitator. Similarly, a lessor may not, directly or indirectly, accept a fee from a dealer. Moreover, a lessor may not pay a fee to any person for the solicitation of a prospective lessee of motor vehicles unless the person receiving the fee is a duly licensed lease facilitator. The lessor may appoint one or more duly licensed lease facilitators pursuant to the terms of the Act to represent the lessor and obtain lease customers. The Act also prohibits lease facilitators from accepting a fee from a dealer. The Act also requires that lease Contracts procured by a lease facilitator contain certain required disclosures, including notice of the complaint procedure under the Code. The regulations require a lessor or a lease facilitator to conduct its business from an established and permanent place of business that meets certain requirements. The regulations require a lessor or a lease facilitator to be independent of financial institutions and dealerships in such location and in business activities; however, the Act does not require a lessor to be independent of its lease facilitators. The regulations provide that upon a change in the majority ownership interest, the license will be canceled, and the Company must qualify for a new license. While the Company has not begun operations as a lessor, including compliance with the office requirements, sign requirements, lease requirements, and record keeping requirements, of the Act, the Company has received an opinion of counsel to the effect that the Company's intended method of business is in compliance with the Act. A copy of this opinion has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    While the Company believes that it and Transition Leasing will be able to comply with the requirements of the Act and the regulations, the Company is unable to predict the extent to which the terms of future regulations promulgated by the Commission under the Act and/or the administration of the Act by the Commission will make the operation of the business of Transition Leasing and the Company significantly more difficult and/or costly or otherwise have a material adverse effect on the Company.

    The Federal Reserve Board has published final revisions to Regulation M, which implements the Consumer Leasing Act. New requirements under Regulation M include (i) a uniform format for lease Contracts that requires certain disclosures to be segregated in the document and written in "plain English;"
(ii) a calculation of the lease payments that itemizes, among other things, the gross capitalized cost of the lease, the vehicle's residual value, the rent charge and depreciation; (iii) disclosure of the total amount the lessee will pay by the end of the lease; and (iv) certain warnings and disclosures. Management of the Company and Transition Leasing does not believe that these requirements will materially and adversely impact the Company's or Transition Leasing's leasing activities.

    As the Act and revised Regulation M reflect, the area of automobile leasing has been the recent subject of legislative and regulatory scrutiny, and numerous proposals are under consideration that, if enacted, would impose greater regulation and requirements on the Company's and Transition Leasing's activities. See "RISK FACTORS--Effect of Governmental Regulations on Leasing." Certain of these proposals, which have been prompted by consumers allegedly being charged unfair prices in leasing transactions with inadequate disclosure of the leased vehicle prices, imputed interest rates and other charges, would require greater disclosure in leasing contracts with respect to these matters. Management of the Company and Transition Leasing is not in a position to predict the effect of any such legislation or regulation on the Company's activities or Transition Leasing's activities.

               PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS

    The Contracts will be purchased, acquired and serviced on behalf of the Company by Transition Leasing under the Servicing Agreement, dated as of July 8, 1998 (the "Servicing Agreement"), between the Company and Transition Leasing. A copy of the Servicing Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Company has granted a security interest in the Servicing Agreement to the Trustee as collateral for the Notes and for the obligations of the Company under the Indenture. In addition, Transition Leasing has joined in the execution of the Indenture for the purpose of making certain agreements and representations regarding the purchasing and servicing of the Contracts with the Trustee for the benefit of Noteholders. The discussions of the Servicing Agreement and the Indenture set forth within this Prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Servicing Agreement and the Indenture, and where particular provisions or terms of the Servicing Agreement or the Indenture are referred to in such discussions, the actual provisions (including definitions of terms) are incorporated by reference as part of such discussions.

GENERAL

    Pursuant to the Servicing Agreement, the Company, by delivery of a written notice specifying the maximum amount of funds (the "Available Funds Limit") the Company has available for the purchase of Contracts or Leased Vehicles, may require Transition Leasing to use reasonable efforts to originate Contracts or Leased Vehicles representing funds not in excess of the Available Funds Limit from new automobile franchise dealers, independent automobile dealers and independent leasing companies. The Company will be obligated to purchase all Contracts or Leased Vehicles offered for sale by such dealers and leasing companies through Transition Leasing if the offered Contracts satisfy the Contract criteria set forth in the Servicing Agreement and then only to the extent that such Contracts and Leased Vehicles do not exceed the Available Funds Limit. The Purchase Price paid by the Company for any Leased Vehicle (the "Actual Purchase Price") will vary generally with the method by which the customer, the Lessee of the Leased Vehicle, is introduced to Transition Leasing. If such dealers or leasing companies introduce the customer to Transition Leasing, the Actual Purchase Price will generally be equal to 95% of Manufacturer's Suggested Retail Price ("MSRP"). If the customer is generated by Transition leasing's in-house marketing staff, the Actual Purchase Price will generally be less than 95% of MSRP. The Lessee will be required to make a down payment to the Company of not less than 15% of the Actual Purchase Price. The Lessee's monthly payment will be computed by applying an implicit interest rate factor of 16% to 18% per annum to an adjusted purchase price (the "Net Capitalized Cost") equal to 120% of the Actual Purchase Price for the Vehicle, less the amount of the Lessee's down payment. The Company will pay Transition Leasing (i) a Marketing Fee of 57.5% of the down payment made by the Lessee to the Company with respect to such Contracts, (ii) the Purchase Administration Fee and (iii) the Documentary Fee. The Company will use that portion of the Lessee's down payment remaining after payment of the Marketing Fee and the Purchase Administration Fee to pay a portion of the Actual Purchase Price of such Lessee's Leased Vehicle.

    With respect to any Leased Vehicle (and the Contract related thereto) the Company may acquire from TAF-I, the Purchase Price for such Leased Vehicle payable by Company shall be an amount equal to the sum of (a) the depreciated value of the Leased Vehicle as of the date of the Company's purchase plus (b) 57.5% of the down payment received by TAF-I with respect to such Leased Vehicles (which percentage amount represents the marketing fee paid by TAF-I to Transition Leasing with respect to such Leased Vehicle). The Company calculates depreciation by amortizing over the term of the lease the difference between the Net Capitalized Cost of the vehicle and the TAF-I's estimate, at the inception of the lease, of the residual value of the leased vehicle at the expiration of the lease. The Company will pay Transition Leasing (i) the Purchase Administration Fee and (ii) the Documentary Fee with respect to such Leased Vehicle, and related Contract, purchased from TAF-I. The Purchase Price to be paid by the Company to TAF-I has not been negotiated at arms' length. See "MANAGEMENT--Certain Relationships and Related Party Transactions." The Company anticipates that it will not purchase a Leased Vehicle (and the Contract related thereto) from TAF-I unless the Company has substantial funds in the Operating Account and Transition Leasing is experiencing difficulty in originating Contracts in sufficient numbers to fully utilize such funds. The Leases to be so purchased will be determined by the date executed by TAF-I on a first-in, first-out basis, meaning that the Company will purchase those Leases which were the earliest acquired by TAF-I and which, at the time of acquisition by the Company, are not in default.

    The Servicing Agreement and the Indenture establish certain criteria to govern Contract purchases and acquisitions. The Servicing Agreement also establishes criteria to govern Contract servicing, including the performance of certain collection and collateral management activities. If Transition Leasing fails to comply with these criteria, the Company may terminate the Servicing Agreement and may appoint another servicer; however, it is not likely that the Company, whose Board of Directors is controlled by directors of Transition Leasing, would terminate the Servicing Agreement with Transition Leasing, its parent. (Servicing Agreement, Exhibit A and Sections 8 and 9.) In the event of a default under the Indenture, the Trustee may, or at the direction of the holders of Notes representing 25% of the aggregate principal amount of the Outstanding Notes will, terminate the Servicing Agreement. The Servicing Agreement allows Transition Leasing to contract with industry-qualified third parties to perform its obligations thereunder. The performance by any third party will not relieve Transition Leasing from liability for its obligations under the Servicing Agreement. (Servicing Agreement, Section 9.)

CONTRACT CRITERIA

    The Company has designed certain criteria as to the price, down payment, and length of lease term for the Contracts and make of the Leased Vehicles to qualify for purchase or acquisition by the Company under the Indenture. The Company believes that the most significant of these criteria, in general, are as follows:

    The Contracts generally have original terms that are typically 36 months but may be as high as 42 months;

    With respect to Contracts that will be originated by Transition Leasing, customers will be required to make a down payment of not less than 15% of the purchase price of the vehicle. If the vehicle is four model years old, the required down payment will not be less than 20% of the purchase price of the vehicle.

    As a Marketing Fee, Transition Leasing will receive 57.5% of each down payment;

    The Lessees on the Contracts must have supplied certain credit information, and credit verification procedures must have been performed by Transition Leasing in a manner commensurate with standard industry practice;

    The Actual Purchase Price of Leased Vehicles are marked up by a factor of 20% to determine the amount of the Lessee's monthly payments with respect to the Contract; and

    The annual interest rate implicit in the calculation of the Lessee's monthly payments with respect to the Contract generally will range from 16% to 18% and will be applied against the net capitalized cost of the Leased Vehicle

    With respect to the credit information to be supplied by the Lessees on the Contracts, the Company has established certain credit criteria to be satisfied by each Lessee. The Company believes that the most significant of these criteria, in general, are as follows:

    Verifiable home telephone number in Lessee's residence;

    Residence: a)  Evidence of purchase, lease, or rental agreement in Lessee's name; or

               b) Stability-Review time at last two addresses, as well as time in area;

    Employment: At least one year with last two employers;

    Lessee has verifiable income (check stub, W-2, 1099, tax return, or bank statements)

    Lessee's net disposable income should generally be at least 2.5 times his total monthly debt service (home, car, etc.);

    References: a)  Five relatives; and

                b)  Five personal;

    Valid driver's license;

    If a Lessee has a previous bankruptcy, must have been discharged, or if open, need letter of permission from bankruptcy trustee; and

    Certain exceptions for first time automobile "buyers" are permitted.

    To verify the foregoing information, Transition Leasing will obtain a copy of the credit application executed by the Lessee, which application should contain the necessary information to verify by telephone or otherwise the Lessee's addresses, employment and personal references and authorization to obtain a credit report from a credit reporting agency.

    Although most state laws, including Texas law, mandate that owners maintain liability insurance for damages arising from their use of a motor vehicle, the owners of the Leased Vehicles may fail to maintain physical damage insurance. The Company will maintain vehicle single interest insurance that will insure the Company against liability and physical insurance for damages arising from an Lessee's use of a Leased Vehicle in the event that the Lessee's coverage lapses or is inadequate. The making of significant claims could result in the non-renewal of such policy, which could have a material adverse effect on the Company. In addition, the Company will be named as a loss payee under the Lessee's automobile insurance policy.

    The Master Contract Acquisition Agreement ("Contract Acquisition Agreement") and the Indenture require the Company and Transition Leasing to make certain representations, warranties and covenants with respect to any Contracts to be purchased or acquired, including, but not limited to, the conformity of each Contract with, and compliance by the Company in all material respects with, federal, state and local laws, and the validity and enforceability of the Contract and the security interest created thereby in the Leased Vehicle. (Contract Acquisition Agreement, Section 6; Indenture, Section 4.4). If the Company, Transition Leasing or the Trustee discovers that any of such representations or warranties was incorrect in any material respect with regard to a given Contract (the "Impaired Contract"), Transition Leasing is required to cure the defect or purchase the Impaired Contract from the Company. (Servicing Agreement, Section 5.Q).

COLLECTION OF PAYMENTS

    Under the Servicing Agreement, Transition Leasing is obligated to exercise discretionary powers in the management, administration and collection of the Contracts and to bear all costs and expenses incurred in connection therewith. Transition Leasing is obligated to use the same care and apply the same policies that it would exercise if it owned the Contracts. (Servicing Agreement, Section 1.)

    Transition Leasing is obligated to instruct all Lessees under the Contracts to make all payments to the Company's Master Collections Account. (Servicing Agreement, Section 5.) Transition Leasing generally will contact any Lessee on a past due Contract within fifteen (15) days after the payment due date to pursue collections. Any material extensions, modifications or acceptances of partial payments by Lessees, and any related necessary Contract amendments or default waivers by Transition Leasing, must be approved by the Chief Credit Officer or President of Transition Leasing. (Servicing Agreement, Exhibit A). Transition Leasing is also required to document the reasons for each chargeoff of any material unpaid amount from a Lessee under any Contract. (Servicing Agreement, Exhibit A.) To maximize its return, the Company anticipates that it will prefer to continue collecting installments on the Contract despite a missed installment by the Lessee in lieu of repossession of the Leased Vehicle. A failure to make any payments for more than 30 days will, however, generally result in repossession action. By paying his current payment and his past due payment plus repossession charges, the Lessee may be allowed to retain his Leased Vehicle pursuant to the Contract. If default occurs a second time, the Leased Vehicle will be repossessed without further opportunity for the Lessee to cure the default under the Contract and retain possession of the Leased Vehicle, unless otherwise required by applicable law.

    Upon repossession, Transition Leasing will either re-lease the Leased Vehicle or sell the Leased Vehicle at wholesale at an automobile auction and use the proceeds thereof to arrange for the purchase and lease of another Leased Vehicle. The process by which a Leased Vehicle is sold at wholesale is referred to herein as Wholesaling.

    If a vehicle is re-leased, the Company will pay to Transition Leasing a Marketing Fee equal to that paid to Transition Leasing with respect to vehicles leased for the first time.

    In addition to its obligation to purchase Impaired Contracts, Transition Leasing has agreed to repurchase from the Company any Contracts ("Defaulted Contracts") with respect to which (i) the Lessee is in default thereunder and
(ii) the Leased Vehicle has not been re-leased or Wholesaled within two (2) months following the default under the Defaulted Contract. The purchase price for a Defaulted Contract shall be the purchase price paid for the Leased Vehicle (plus applicable sales tax and title transfer and license plate fees) by the Company minus (i) 42.5% of the down payment on the Defaulted Contract made by the Lessee (which is that portion of the down payment retained by the Company and not paid to Transition Leasing as the Marketing Fee) and (ii) any monthly lease payments received by the Company under such Defaulted Contract. There can be no assurances that Transition will have the many financial resources to repurchase a substantial number of Defaulted Contracts.

    Transition Leasing is required to deliver to the Company a report certifying that all Contracts managed by Transition Leasing were serviced in material accordance with the Servicing Agreement and that Transition Leasing is not in default under the Servicing Agreement. The report also will contain collection information on each Contract since the date of the last such report and a reconciliation of the deposits into and withdrawals from the Operating Account. (Servicing Agreement, Section 5 and Exhibit A.) If Transition Leasing fails to service and collect amounts due from the Lessees in accordance with the servicing criteria established by the Servicing Agreement or if certain bankruptcy or insolvency proceedings occur, the Company has the right to terminate all rights and obligations of Transition Leasing under the Servicing Agreement and to transfer servicing rights to a successor servicer. (Servicing Agreement, Section 9.) As the Company is a wholly-owned subsidiary of the Transition Leasing and has common management, it is unlikely that the Company will exercise its right to terminate Transition Leasing's rights and obligations under the Servicing Agreement. See "MANAGEMENT--Certain Relationship and Related Transactions." Under the Indenture, during the continuance of a default by Transition Leasing of any of its material obligations under the Servicing Agreement or the Indenture, the Trustee or holders of at least 25% of the aggregate principal amount of the outstanding Notes have the right to direct the Company to terminate the rights and obligations of Transition Leasing under the Servicing Agreement. (Indenture, Section 5.10.)

SERVICING FEES AND TRANSITION LEASING COMPENSATION

    Transition Leasing is entitled under the Servicing Agreement to receive a fee (the "Contract Servicing Fee") of $20 per month per outstanding Contract that has not been assigned for repossession. (Servicing Agreement, Section 3.) The Contract Servicing Fee is intended to compensate and reimburse Transition Leasing for administering the collection of the Contracts, including collecting and posting all payments, responding to inquiries of Lessees on the Contracts, investigating delinquencies, sending payment coupons to Lessees, reporting any required tax information to Lessees, paying costs of collections and policing the

Leased Vehicles. The Contract Servicing Fee will also compensate Transition Leasing for furnishing monthly and annual statements to the Company and the Trustee with respect to collections and proceeds, and generating certain information necessary to permit the Company to prepare its required federal and state income tax returns.

    Monthly, Transition Leasing will receive a purchase administration fee (the "Purchase Administration Fee") equal to $100 and a documentary fee (the "Documentary Fee") equal to $50, per Contract purchased or acquired by the Company during the preceding calendar month period. The Purchase Administration Fee and the Documentary Fee is intended to compensate and reimburse Transition Leasing for administering the purchase of the Contracts, including receipt and approval of dealer drafts and Contract transfer documents, monitoring compliance with purchase criteria, preparing, organizing and delivering certificates, UCC financing statements and other documents to the Trustee, creation of Contract files, communications with dealers and independent leasing companies, and other related activities.

    Under the Indenture, the Company's payment to Transition Leasing of the Contract Servicing Fee and the Purchase Administration Fee (collectively, the "Servicing Fees") is subject to the prior payment of any amounts owing on the Notes or to the Trustee. (Indenture, Section 4.2.)

    Under the Indenture, Transition Leasing will also be entitled to reimbursement, as an Allowed Expense, of its expenses incurred in the repossession, remarketing, repair and sale of any Leased Vehicle to the extent of the related proceeds from its sale or from any recovery on a related insurance policy. (Servicing Agreement, Section 5.J.)

TRANSITION LEASING

    The Company expects that substantially all of the Contracts that it will purchase or acquire will be originated by Transition Leasing, the sole shareholder of the Company. Transition Leasing was founded on October 17, 1994, to lease new and late model automobiles with factory warranties or extended service contracts that extend to the termination of their lease contracts. Transition Leasing is engaged in the business of leasing such automobiles to individuals who do not have access to other sources because they do not meet the credit standards imposed by automobile retailers or banking institutions, generally because these individuals have past credit problems or non-prime credit ratings.

    Transition Leasing has been granted a license under the Act as of the date hereof. In leasing automobiles to its customers, Transition Leasing first determines the dollar amount that the customer is able to pay on a monthly basis, and then assists the customer in selecting an automobile within his price range. After an automobile has been selected by the customer, Transition Leasing arranges for the purchase of the automobile and the entering into of a lease with the customer (i.e., the lessee) with respect to the automobile.

    Transition Leasing has determined that any Contracts originated by Transition Leasing that satisfy the Company's purchase criteria will be made available to the Company, to the extent that funds are available for such purchases and subject to the right of TAF-I to acquire vehicles and lease contracts with proceeds that TAF-I realizes from repossessions and prepayments. See "RISK FACTORS--Conflicts of Interest" and "MANAGEMENT--Certain Relationships and Related Transactions."

                               SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of March 31, 1998, relating to the beneficial ownership of the Company's Common Stock by any person monthly or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), known to the Company to own beneficially 5% or more of the outstanding shares of Common Stock, and known to the Company to be owned by each director of the Company and by all officers and directors of the Company as a group. Except as otherwise indicated, each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person.

                                                                                        AMOUNT AND NATURE OF
                                                                                      BENEFICIAL OWNERSHIP(1)
                                                                             ------------------------------------------
NAME OF DIRECTOR OR EXECUTIVE OFFICER                                                              PERCENTAGE OF CLASS
OR NAME AND ADDRESS OF BENEFICIAL OWNER                                       NUMBER OF SHARES         OUTSTANDING
---------------------------------------------------------------------------  -------------------  ---------------------
Transition Leasing Management, Inc. .......................................           1,000(2)                100%
5422 Alpha Road, Suite 100
Dallas, Texas 75240

Terry Scharig..............................................................               0                     0%

Ken Lowe...................................................................               0(2)                  0%

Rick Causey................................................................               0                     0%

Robert Kyker...............................................................               0                     0%

All current executive officers and directors as a group (4 persons)........               0(2)                  0%

------------------------

(1) The information as to beneficial ownership of Common Stock has been furnished by the respective shareholders, directors and officers of the Company.

(2) The directors of Transition Leasing could be deemed to share voting and investment powers over the shares of Common Stock owned of record by Transition Leasing. The directors of Transition Leasing are Ken Lowe and Richard Gibson. Mr. Gibson is not an officer or director of the Company. The shareholders of Transition Leasing are Ken Lowe, Richard Gibson, and Patrick Walsh.

                                   MANAGEMENT

BUSINESS BACKGROUND AND EXPERIENCE

    The names, ages, backgrounds and principal occupations of the directors and executive officers of the Company are set forth below:

    Ken Lowe, age 62, has served as a director and as President of the Company since its formation. Mr. Lowe has served as a director, Vice President and Secretary of Transition Leasing from October 1994 until July 1996 and as a director, President and Secretary of Transition Leasing since July 1996. Since 1993, Mr. Lowe has been Vice President of Young & Lowe, Inc., a private investment banking firm. From 1990 to 1992, Mr. Lowe was President of Custom Data Services, a company that specialized in financial data processing and from 1988 to 1990, Mr. Lowe was President of Westside Communications, which provided telephone equipment service to commercial customers. Mr. Lowe has a Master's of Business Administration from Southern Methodist University and over 20 years of experience in investment banking.

    Terry Scharig, age 42, has served as Vice President of the Company since its inception and Transition Leasing since April 1998. From 1994 to 1997 Mr. Scharig was employed by CKS Securities as a wholesaler of syndicated public offerings. From 1985 to 1994 Mr. Scharig was employed by A.B. Culbertson as a licensed representative specializing in the sale of fixed income securities. Mr. Scharig holds a Bachelors Degree of Science from Kansas State University.

    Robert P. Kyker, age 46, has served as Vice President Sales and Marketing for Transition Leasing since July 1996 and for the Company since its inception. From 1982 Mr. Kyker has been the owner of R&D Sales & Leasing, which is engaged in the sale and leasing of automobiles, includes sales and leases to people with non-prime credit ratings. Mr. Kyker will assist the Company and Transition Leasing in developing business with independent automobile dealers. Mr. Kyker has a Masters of Education from Abilene Christian University.

    Rick Causey, age 45, has served as Vice President Sales and Marketing for Transition Leasing since 1997 and for the Company since its inception. From 1996 to 1997 Mr. Causey was self-employed in the travel industry. From 1995 to 1996 he served as Manager Sales and Finance for Autoflex Automobile Leasing. Mr. Causey was Director of Used Vehicle Sales for Reliable Chevrolet in Richardson, Texas from 1986 to 1994.

    Neither the directors nor the executive officers anticipate receipt of any compensation to be paid directly by the Company, other than reimbursement of their reasonable Allowed Expenses incurred on behalf of the Company (see "COLLATERAL FOR THE NOTES--The Contract Proceeds and Operating Account"), prior to satisfaction in full of the Notes.

    There are no family relationships among the directors and any of the executive officers of the Company. Except as disclosed above, the Company's directors do not hold any directorship in any Company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment Company under the Investment Company Act of 1940, as amended. Except for the officers set forth above, there are no employees of the Company.

INDEMNIFICATION

    The Company's Articles of Incorporation provide that, to the fullest extent permitted by Texas law, directors and former directors of the Company shall not be liable to the Company or its shareholders for monetary damages occurring in their capacity as a director. Texas law does not currently authorize the elimination or limitation of the liability of a director to the extent the director is found liable (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty of the director of the Company or which involve intentional misconduct or a knowing violation of law, (iii) for transactions from which the director received an improper benefit, whether the benefit resulted from an action taken within the scope of the director's office or (iv) for acts or omissions for which the liability of a director is expressly provided by law.

    The Company's Articles of Incorporation and its Bylaws grant mandatory indemnification to directors and officers of the Company to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify an officer or director in an action brought by or in the right of the corporation only if such director or officer was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Transition Leasing owns l00% of the Company's Common Stock. The officers of the Company (except for Mr. Lowe) are also vice presidents of TAF-I and Transition Leasing. Mr. Lowe is President and Secretary and a director of TAF-I and Transition Leasing and a director, the Chief Executive Officer and Secretary of the Company. These officers will devote as much of their time to the business of the Company as, in their judgment, is reasonably required. The Company, TAF-I and Transition Leasing have real and ongoing conflicts of interest in allocating management time, services, overhead and functions among the Company, TAF-I and Transition Leasing. Management of TAF-I and Transition Leasing intends to resolve any such conflicts in a manner that is fair and equitable to the Company. However, there can be no assurance that Transition Leasing will not form additional subsidiaries engaged in the same business as the Company or that any particular conflict may be resolved in a manner that does not adversely affect Noteholders. Neither TAF-I nor Transition Leasing has guaranteed or is otherwise liable for the debts and liabilities of the Company.

    The terms of the Servicing Agreement were not negotiated at arm's-length but were determined unilaterally by the management of Transition Leasing. Thus, there are real and ongoing conflicts of interest with respect to the Servicing Agreement. The Company did not and does not intend to seek competitive bids from other providers of lease purchasing, administration and collection services. There has been no independent determination of the fairness and reasonableness of the terms of these transactions and relationships. Thus, there is no assurance that such services could not have been obtained from an unaffiliated third party in arm's-length negotiations on terms more favorable to the Company. Under the terms of the Servicing Agreement, Transition Leasing will be paid the Purchase Administration Fees, the Servicing Fees and the Re-leasing Fee and be entitled to reimbursement for its expenses incurred in connection with the repossession, remarketing, repair and resale of Leased Vehicles out of the proceeds from such resales. Transition Leasing will retain the Purchase Administration Fees, the Documentary Fees, and Servicing Fees as compensation and reimbursement for its services in administering the purchase of Contracts and Noteholder relations. The Company may terminate the Servicing Agreement, but it is unlikely that the Company will do so in light of the control of the Company by Transition Leasing. See "COLLATERAL FOR THE NOTES--The Servicing Agreement."

    The Company may purchase Leased Vehicles and the Contracts related thereto from TAF-I if it has substantial funds in its Operating Account and Transition Leasing is experiencing difficulty originating sufficient Contracts to fully utilize such funds. The terms of the TAF-I Contracts that may be purchased by the Company from TAF-I have not been negotiated at arm's length but have been determined unilaterally by the Transition Leasing. The terms under which the Company will purchase the TAF-I Contracts have not been negotiated at arm's length but have been determined by a formula determined unilaterally by Transition Leasing. For more information, see "PURCHASE, ACQUISITION AND COLLECTION OF CONTRACTS." No TAF-I Contracts shall be purchased by the Company if only the minimum gross offering proceeds ($250,000) are raised.

    In addition, the terms of the new Contracts that are originated by Transition Leasing with respect to Leased Vehicles acquired from independent vehicle dealers will not be negotiated at arm's-length but will be determined unilaterally by Transition Leasing. With respect to such new Contracts originated by Transition Leasing, Transition Leasing will receive 57.5% of each customer's down payment with respect to the Contract as a Marketing Fee.

    Transition Leasing currently provides purchase and collection services for TAF-I, but does not provide such services to any other party, including affiliates. Transition Leasing, however, may agree in the future, to purchase and service Contracts for itself, its affiliates and other unrelated parties. The Company has the right to purchase additional Contracts originated by Transition Leasing from the net collection proceeds on its existing Contracts until an Event of Default or the Sinking Fund Trigger Date. Management of Transition Leasing will have real and ongoing conflicts of interest in determining whether to make available to the Company any automobile lease contracts that it originates or to retain or acquire the contracts for its own benefit or for the benefit of affiliated parties, including future subsidiaries to be engaged in the same business as the Company. Transition Leasing has determined that all vehicle lease contracts purchased or originated by it that satisfy the Company's contract criteria will be made available to the Company, to the extent that the Company has funds available for such purchases and subject only to right of TAF-I to acquire vehicle lease contracts and vehicles with proceeds from repossession of its leased vehicles or prepayments of its lease contracts. See "RISK FACTORS--Potential Conflicts of Interest."

    The Company will use up to 1.5% of the gross proceeds from the sale of the Notes to reimburse Transition Leasing, the Company's parent, for offering and organizational expenses paid by it. The maximum reimbursement will range from $3,750 for the minimum offering of $250,000 to $150,000 for the maximum offering of $10,000,000. Transition Leasing has agreed to pay any such expenses to the extent they exceed 1.5% of the gross proceeds from the sale of the Notes. It is expected that such expenses will exceed 1.5% of the gross proceeds from the sale of the Notes, even if the maximum offering is achieved.

    The Company believes that the transactions between the Company and Transition Leasing, including the Marketing Fee and other fees to be paid to Transition Leasing, are reasonable, based on comparable fees paid to lease brokers (or facilitators) in automobile leasing transactions involving customers with non-prime credit ratings. The amount of fees payable to Transition Leasing by the Company with respect to the Notes may not be increased without the consent of holders of at least 75% of the aggregate principal amount of the Notes (excluding Notes held by the Company or its affiliates). See "ADDITIONAL INDENTURE PROVISIONS--Modification of Indenture" and "RISK FACTORS--Potential Conflicts of Interest" for additional information.

    The Company has joined in a Tax Sharing Agreement with Transition Leasing. In general, under the terms of this agreement, Transition Leasing is responsible for making all payments of federal income taxes due with respect to the Affiliated Group to the Internal Revenue Service and all payments of state and local consolidated, combined and unitary income taxes due with respect to the Affiliated Group to the applicable state and local authorities. "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS-- Certain Federal Income Tax Liability of the Company and Transition Leasing." Under applicable federal tax laws; however, if Transition Leasing fails to make such payments of tax, the other members of the Affiliated Group, including the Company, would be responsible for making such payments. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS--Uncertain Federal Income Tax Liability of the Company and Transition Leasing."

    The Company has adopted a policy pursuant to which the Company will not make loans to officers, directors, stockholders or affiliates of such persons.

    All ongoing and future transactions with affiliates of the Company will be or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties and must be approved by a majority of the directors.

                                   LITIGATION

    Neither the Company nor Transition Leasing is the subject of any pending litigation.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF PLAN OF OPERATION

GENERAL

    As of the date of this Prospectus, the Company has had no operating history. The net proceeds of the sale of the Notes will be employed to purchase Leased Vehicles and Contracts. See "USE OF PROCEEDS." While the Notes remain outstanding, the Company will be prohibited from engaging in any business other than the purchase or other acquisition of Leased Vehicles and Contracts, collection and servicing of the Contracts (including possession and resale of the Leased Vehicles) and the remarketing of the Leased Vehicles upon termination of the Contracts, and from incurring any additional indebtedness other than Allowed Expenses and any other amounts incurred in the ordinary course of its business.

    The Company's use of the net collection proceeds from the Contracts will be restricted to payments on the Notes and, so long as there is no Event of Default, to payments of Allowed Expenses and, until the Sinking Fund Trigger Date, to the purchase or acquisition of additional eligible Contracts. See "COLLATERAL FOR THE NOTES--The Contract Proceeds and Operating Account."

CAPITAL RESOURCES AND LIQUIDITY

    The Company's primary sources of funds for repayment of the Notes will be proceeds from the Contracts, any income on the reinvestment of such proceeds, any proceeds from sale or refinancing of the remaining Contracts at the maturity of the Notes and the Reserve. The Company does not have, nor is it expected to have in the future, any significant source of capital for payment of the Notes and the expenses incurred by it other than such sources. Payment of the principal or interest on the Notes is not guaranteed by any other person or entity. See "RISK FACTORS--Limited Assets; Single Purpose Nature." Although management of the Company believes that the Company will realize sufficient proceeds from the foregoing sources to pay all installments of interest when due on the Notes and to satisfy the principal amount of the Notes in full prior to or at maturity, there can be no assurance that such sources will be sufficient to repay the Notes in full. Moreover, management's belief is based on a number of assumptions, believed by management to be reasonable. Should any of such assumptions prove to be inaccurate, it could have a material adverse effect on the Company's ability to pay the Notes in accordance with their terms.

    The Company intends to invest at least 90% of the gross proceeds from the sale of Notes to purchase or acquire Contracts and Leased Vehicles, which may include the purchase from time to time, of certain of the existing Contracts from TAF-I, an affiliate of Transition Leasing. The Company expects that substantially all of these Contracts and Leased Vehicles will be acquired in transactions originated by Transition Leasing. None of the offering proceeds will be used to pay interest on the Notes. Any cash proceeds from existing Contracts in excess of interest payments and payments of Allowed Expenses will be reinvested in the purchase of additional Contracts and the acquisition of Contracts through the purchase of Leased Vehicles and the entering into of related Contracts prior to the Sinking Fund Trigger Date, thereby causing the total amount of funds invested in the Contracts to exceed the amount of the proceeds from the sale of Notes. The Company believes that by purchasing and acquiring Contracts that meet the Contract criteria, the total future installments required to be paid under the Contracts should be greater than the outstanding principal of the Notes. All of the Leased Vehicles and Contracts purchased or acquired with proceeds from the sale of the Notes or with the collection proceeds from previously purchased or acquired Contracts will serve as collateral for the Notes.

    The Company believes that the amount of the collateral for the Notes will increase until the Sinking Fund Payment Date. As a result of the reinvestment by the Company of the net collection proceeds from existing Contracts, after deduction for payments of interest and Allowed Expenses, in additional Contracts, the Company believes that the ratio of the total unpaid installments of the Contracts securing the Notes to the aggregate principal of the outstanding Notes will generally increase until the Sinking Fund Payment Date.

    The foregoing paragraph contains forward-looking information that is based on a number of assumptions and these assumptions include certain risks and uncertainties. A principal risk is that the Company has had no operations to date, and Transition Leasing, the Company's parent, which is responsible for the acquisition and servicing of the Company's Contracts, has limited operating history to date upon which to base these assumptions. Other risks and uncertainties are set forth under the caption "RISK FACTORS" elsewhere in this Prospectus. A variation in any single assumption could materially alter the ability of the Company to cover the Allowed Expenses and pay all principal and interest due on the Notes. There is no assurance that these assumptions, including, without limitation, the expected implicit interest rate of 18% per annum with respect to the Contracts, will be achieved. Accordingly, the ability of the Company to cover the Allowed Expenses and pay all principal and interest on the Notes may differ materially from this forward-looking information.

                        ADDITIONAL INDENTURE PROVISIONS

    The following material describes certain provisions of the Indenture. The descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the provisions of the Indenture. Certain provisions of the Indenture are also described under "DESCRIPTION OF THE NOTES" and "COLLATERAL FOR THE NOTES."

MODIFICATION OF INDENTURE

    With the consent of the holders of at least a majority of the aggregate principal amount of the Outstanding Notes, the Trustee and the Company may amend or supplement the Indenture or the Notes, except as provided below. Notice of any such amendment of the Indenture or the Notes will be mailed to all holders of the Notes by the Company promptly after the effectiveness thereof. Without the additional consent of the holder of each Outstanding Note affected, however, no supplemental indenture will, among other things, (a) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the rate of or extend the time for payment of interest on any Note, (c) reduce or extend the maturity of the principal of any Note, (d) permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture or terminate the lien of the Indenture on any property at any time subject thereto or deprive the holder of any Note of the collateral afforded by the lien of the Indenture, or (e) make any Note payable in money other than that stated in the Note. (Indenture, Section 9.2.) Without the consent of the holders of at least 75% of the aggregate principal amount of the Outstanding Notes, no supplemental indenture may increase the amount of fees payable to Transition Leasing. For the purpose of consents of Noteholders, the term "Outstanding" excludes Notes held by the Company or its affiliates. (Indenture, Section 1.1.)

    The Company and the Trustee may amend or supplement the Indenture or the Notes, without obtaining the consent of Noteholders, to cure ambiguities or make minor corrections and, among other things, to make any change that does not adversely affect the interests of the Noteholders. (Indenture, Section 9.1.)

EVENTS OF DEFAULT

    An Event of Default with respect to the Notes is defined in the Indenture as being: (a) the failure of the Company to make any interest payment on the Notes within 30 days after it becomes due; (b) a failure by the Company to pay when due the principal of any Notes; (c) the impairment of the validity or effectiveness of the Indenture or of the security interest granted thereby, the improper amendment or termination of the Indenture, (d) the creation of a lien on the Trust Estate, the failure of the Indenture to create a valid first priority security interest in the Trust Estate or the failure of the Company to comply with any of the covenants of the Company in the Indenture (including the failure to purchase Impaired Contracts and Defaulted Contracts), and the continuance of any such default for a period of thirty (30) days after notice of such default is delivered to the Company by the Trustee or to the Company and the

Trustee by the holders of Notes representing at least 25% of the aggregate principal amount of the Outstanding Notes; (d) the incorrectness in any material respect of a representation or warranty of the Company in the Indenture (exclusive of representations and warranties as to individual Contracts that Transition Leasing is obligated to, and does, repurchase from the Company) and the failure to cure such circumstances or condition within thirty (30) days of notice thereof to the Company by the Trustee or the holders of Notes representing at least 25% of the aggregate principal amount of the Outstanding Notes; or (e) certain events of bankruptcy of the Company. (Indenture, Section 6.1.)

RIGHTS UPON EVENT OF DEFAULT

    In case an Event of Default should occur and be continuing, the Trustee may, or at the direction of the holders of Notes representing at least 25% of the principal amount of the Notes will, declare the Notes due and payable. Upon such declaration, the Notes will immediately become due and payable in an amount equal to their remaining principal amount plus accrued interest at such time. Under such circumstances, such declaration may be rescinded by the holders of a majority of the aggregate principal amount of the Outstanding Notes. (Indenture, Section 6.2.)

    If, following an Event of Default, the Notes have been declared due and payable, the Trustee may exercise one or more of its remedies including, in its discretion, the right to retain the Trust Estate and apply all amounts received with respect to the Trust Estate, first, to payment of its fees and expenses and then, to the payment of the principal of and interest on the Notes, ratably with respect to the Noteholders. (Indenture, Sections 6.3, 6.10 and 6.13.) Alternatively, the Trustee may, in its discretion, sell the Trust Estate and apply the proceeds, first, to payment of its fees and expenses and then, to the amounts due on the Notes. (Indenture, Sections 6.3, 6.10 and 6.14.) Upon an Event of Default, the Trustee will also have the right to cause a transfer of all funds in the Company's Operating Account directly to the Sinking Fund Account. (Indenture, Section 4.2.) In the event of a continuing default by Transition Leasing with respect to its obligations under the Servicing Agreement, the Trustee will also have the right to direct the Company to terminate the duties and rights of Transition Leasing under the Servicing Agreement and to cause Transition Leasing to turn over to the Trustee all records and data pertaining to the Contracts in its possession. (Indenture, Section 5.10; Servicing Agreement, Section 9.)

    The holders of a majority of the aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conduct of any proceedings for any remedy available to the Trustee to exercise any trust or power conferred on the Trustee. The Trustee may refuse, however, to follow any such direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of Noteholders not joining in such direction or that would involve the Trustee in personal liability. (Indenture, Section 6.5.) The holders of a majority of the aggregate principal amount of the Outstanding Notes may also waive any default, except a default in respect of a covenant or provision of the Indenture that cannot be modified without the waiver or consent of each holder of Notes affected. (Indenture, Section 6.4.)

    No holder of Notes will have the right to pursue any remedy with respect to the Indenture or the Notes, unless (a) such holder gives to the Trustee written notice of a continuing Event of Default, (b) the holders of at least 25% of the aggregate principal amount of the Outstanding Notes have made a written request to the Trustee to pursue such remedy, and have offered the Trust indemnity satisfactory to the Trustee against loss, liability or expense, (c) the Trustee does not comply with the request within sixty (60) days, and (d) the Trustee has received no contrary direction during such 60-day period from the holders of a majority of the principal amount of the Outstanding Notes. (Indenture, Section 6.6.)

    Notwithstanding the foregoing, the Indenture prohibits the Trustee from reselling any portion of the Trust Estate upon the occurrence of an Event of Default to the Company, Transition Leasing, the shareholders, officers or directors of Transition Leasing or the Company, or any other affiliates of the Company or Transition Leasing.

RESTRICTIONS ON BUSINESS ACTIVITIES AND ADDITIONAL INDEBTEDNESS

    The Company has made certain covenants in the Indenture that restrict its business activities and prohibit certain transactions by the Company. The Company has agreed, among other things, that, without the consent of the holders of a majority of the aggregate principal amount of the Notes then outstanding, it will not (i) engage in any business or activity other than or in connection with the purchase or other acquisition of Leased Vehicles and Contracts, collection and servicing of the Contracts, the repossession and resale of the Leased Vehicles, the remarketing of Leased Vehicles upon termination of the Contracts and the raising of equity capital, and any other incidental businesses or activities, or (ii) create, incur, assume or in any manner become liable in respect of any indebtedness other than the Notes, any Allowed Expenses and any other amounts incurred in the ordinary course of the Company's business. In addition, the Company has agreed not to dissolve or liquidate in whole or in part or to merge or to consolidate with any corporation, partnership or entity other than another direct or indirect wholly-owned subsidiary of the Company or any affiliate thereof whose business is restricted in the same manner as the Company's business under clause (i) above. (Indenture, Section 5.11.)

COMPLIANCE STATEMENTS AND ANNUAL ACCOUNTANTS' REPORTS

    The Company and Transition Leasing will be required to file quarterly with the Trustee officer's certificates as to fulfillment of their respective obligations under the Indenture. (Indenture, Section 5.7.) In addition, the Company and Transition Leasing annually must file with the Trustee a report of a firm of independent public accountants as to their examination of the financial statements of the Company and Transition Leasing and the documents and records relating to the Contracts and deliver a certificate with respect to the compliance by the Company and Transition Leasing, in all material respects, with their respective obligations arising under the Indenture. (Indenture, Section 5.6.)

TRUSTEE'S ANNUAL REPORT

    The Trust Indenture Act requires the Trustee to mail annually to all holders of Notes a brief report if any of certain events occur. These events include any change in the Trustee's eligibility and qualifications to continue as the Trustee under the Indenture, any amounts advanced by it under the Indenture, the amount, interest rate and maturity date of certain indebtedness, if any, owing by the Company to the Trustee in its individual capacity, any change to the property and funds, if any, physically held by the Trustee as such, any change in or any release, or release and substitution, of property subject to the lien of the Indenture, and any action taken by it that materially affects the Notes and that has not been previously reported. (Indenture, Section 7.6.)

SATISFACTION AND DISCHARGE OF THE INDENTURE

    The Indenture will be discharged, with certain limitations, upon deposit with the Trustee of funds sufficient for the payment or redemption of all of the Notes. The duties of the Company to the holders of Notes will cease upon such deposit (Indenture, Section 8.1.)

DUTIES OF TRUSTEE

    The Trustee is obligated, under the Indenture, to use the same degree of care and skill in the exercise of such rights and powers as the Trustee may have under the Indenture as a prudent man would exercise or use under the circumstances in his own affairs. Except during an Event of Default, the Trustee may rely, in the absence of bad faith, on certificates and opinions furnished to it. Generally, the Trustee is not relieved from liability for its own negligence or willful misconduct except that it is not liable (i) if it acted in good faith in accordance with a direction from the Holders of not less than a majority in principal amount of the Notes, or (ii) for any error in judgment made in good faith and without negligence in ascertaining the pertinent facts. The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any loss, liability or expense (Indenture, Section 7.1.)

THE TRUSTEE

    Trust Management, Inc. will be the Trustee under the Indenture for the Notes. The Company is obligated to pay the fees and expenses of the Trustee relating to the Notes. To collateralize the Company's payment of such fees and expenses, the Trustee has a lien prior to the Notes on the Trust Estate except any money held in trust to pay principal and interest on the Notes. (Indenture, Section 7.7.)

                     CERTAIN LEGAL ASPECTS OF THE CONTRACTS

THE LEASES AS TRUE LEASES

    The Contracts are leases of personal property. Under the Texas Uniform Commercial Code (the "UCC"), a transaction involving the lease of personal property may create either a lease or a security interest. If the transaction creates a lease, the lessor remains the owner of the personal property subject to the lease and the lessee has the right to possess and use the leased property during the term of the lease. The rights and remedies of the lessor and lessee under a true lease of personal property are determined primarily under Article 2A of the UCC (Leases). If the transaction creates a security interest, (a) the transaction is in effect a credit sale under which the lessor has in effect sold the personal property to the lessee on an installment payment basis and holds a security interest in the subject personal property to secure payment of the purchase price, (b) the lessee is the purchaser and owner of the personal property, and (b) the lease payments are in effect payments of the purchase price for the subject personal property. The rights and remedies of the parties to a lease which is actually a sale coupled with a security interest are determined primarily under Article 2 of the UCC (Sales) and Article 9 of the UCC (Secured Transactions).

    The determination of whether of a lease transaction creates a true lease or a sale coupled with a security interest is very important and will determine the respective rights, obligations and duties of the Company and the Lessee and will have particular impact on the remedies available to the Company upon a default by the Lessee. The following are some of the significant differences between a true lease and a lease which is in effect a sale coupled with a security interest:

    a.  A true lease is exempt from Texas usury laws; a credit sale is not.

    b. A lessor under a true lease generally has a better chance than a secured creditors of obtaining current payments, as well as repossession of the goods, when the lessee is in bankruptcy.

    c. In the case of default, a true lessor has different and often more favorable remedies than those available to a secured creditor.

    d. A security interests, unlike a lease, is subject to priority rules with respect to the claims of competing secured creditors. If the parties to a lease which is actually a sale coupled with a security interest never contemplate that their transaction would be characterized as creating security interest, and no steps are taken to perfect the security interest created in the transaction, a trustee in bankruptcy or some other third party may claim that a purported lessor is actually an unperfected secured creditor and may be able to void, or otherwise take priority over, the security interest and leave the lessor/seller with an unsecured obligation to pay the lease payments.

    e. A transaction that is truly a security interest, and not a lease, may result in exclusion of the leased goods from insurance coverage under some policies.

    Whether a transaction creates a lease or a security interest depends on the particular terms and facts on which the transaction is based. If the transaction, however labeled, is actually a transaction under which the lessee is acquiring ownership, or the equivalent of ownership, of the leased goods, the transaction is a sale coupled with a security interest. The transaction will be considered a security interest if the lessee's obligation to pay the consideration under the lease (the rent payments) is not subject to termination by the lessee and one or more of the following factors are also present:

    a. The original lease term is equal to or greater than the remaining economic life of the goods.

    b. The lessee is required to renew the lease for the remaining economic life of the goods or is required to become the owner of the goods.

    c. The lessee has an option to renew the lease for the remaining economic life of the goods for no additional consideration or for nominal additional consideration on compliance with the terms of the lease agreement.

    d. The lessee has an option to become the owner of the goods for no additional consideration or nominal additional consideration on compliance with the terms of the lease agreement.

    Additional consideration is nominal if it is less than the lessee's "reasonably predictable" cost of performing under the lease agreement if the option is not exercised. Additional consideration given for an option to renew or an option to purchase is not nominal if :

    a. When the option to renew the lease is granted, the rent is stated to be the fair market rent for the use of the goods for the term of the renewal determined at the time the option is to be performed.

    b. When the option to become the owner of the goods is granted, the price is stated to be the fair market value of the goods determined at the time the option is to be performed.

    A transaction does not create a security interest merely because it provides for any of the following:

    a. The "present value"' of the consideration to be paid for the right to possession and use of the goods is substantially equal to or greater than the fair market value of the goods at the time the lease agreement is made. In this context, present value means the amount, as of a date certain, of one or more sums payable in the future, discounted to the date certain. The discount is determined by the interest rate specified by the parties, if that rate is not manifestly unreasonable at the time the transaction is consummated. Otherwise, the discount is determined by a commercially reasonable rate that takes into account the facts and circumstances of each case.

    b. The lessee assumes the risk of loss of the goods or agrees to pay taxes, insurance, filing, recording, or registration fees or service or maintenance costs with respect to the goods.

    c. The lessee has an option to renew the lease or become the owner of the goods.

    d. The lessee has an option to renew the lease for a fixed rent that is equal to or greater than the reasonably predictable fair market rent for the use of the goods for the term of the renewal at the time the option is to be performed.

    e. The lessee has an option to become the owner of the goods for a fixed price that is equal to or greater than the reasonably predictable fair market value of the goods at the time the option is to be performed.

    Because (i) each of the Contracts will provide for the lease of a Vehicle for a term which is considerably shorter than the expected useful life of the Vehicle, (ii) the lease payments required under each Contract are in an aggregate amount less than the payments which would be made if the transaction was in essence a sale of the Leased Vehicle, and (iii) at the expiration of the lease term, the Lessee can either return the Leased Vehicle to the Company with no further payment obligations to the Company or purchase the Leased Vehicle at a fixed purchase price which, based on the Company's policies, should be equal to or greater than the reasonably predictable fair market value of the Leased Vehicle, the Company has determined that the Contracts create true leases and will be governed by the laws and regulations applicable to the lease of personal property rather than the laws and regulations applicable to credit sales of motor vehicles. In documenting and servicing the Contracts, the Company will follow the rules and procedures required for true lease transactions.

SECURITY INTEREST IN CONTRACTS

    To secure payment of the Notes, the Company will grant a security interest in and to each of the Contracts. Pursuant to the provisions of Article 9 the UCC governing security interests, a lease is designated as chattel paper. A security interest in chattel paper may be perfected either by taking possession of the Contract or by the filing of a UCC financing statement with the Secretary of State of the state in which a corporate debtor's principal place of business is located. In the case of the Company, its principal place of business is located in the State of Texas and a security interest in a Contract owned by the Company may be perfected by filing a UCC financing statement with the Secretary of State of the State of Texas.

    Upon any purchase of Contracts by the Company, the original Contracts and related title documents for the Leased Vehicles will be delivered to the Trustee. Possession of such Contracts and related title documents will be retained by the Trustee or other financial institution appointed by the Trustee and the Company to act as custodian and bailee of the Contracts and related title documents for the benefit of the Trustee and the Company. Upon its purchase, each Contract will be physically labeled to indicate the security interest therein of the Trustee. In addition, a UCC financing statement will be filed in the appropriate public office to perfect by filing and give notice of the Trustee's security interest in the Contracts and all proceeds therefrom. See "COLLATERAL FOR THE NOTES--The Contracts."

SECURITY INTERESTS IN LEASED VEHICLES

    The Leased Vehicles subject to the Contracts will be owned by the Company. To secure payment of the Notes, the Company will grant a security interest in and to each of the Leased Vehicles subject to a Contract. Perfection of security interests in the Leased Vehicles is generally governed by the motor vehicle registration laws of the state in which a corporate debtor's principal place of business is located. As stated above, the Company's principal place of business is located in the State of Texas and a security interest in a Leased Vehicle will be perfected according to the requirements of Article 9 of the UCC and the motor vehicle registration laws of the State of Texas. In Texas, a security interest in a motor vehicle is perfected by notation of the secured party's lien on the vehicle's certificate of title.

    With respect to Contracts purchased by the Company, the originating entities will sell and assign the Contracts and the Leased Vehicles to the Company upon purchase of the Contracts. The originating entities will also provide evidence that proper applications for certificates of title have been made to ensure that the Company will be named as the owner and the Trustee as the first lienholder on the certificates of title relating to the Leased Vehicles. The Company will deliver possession of the Contracts (originated or purchased) and related title documents to the Trustee or other financial institution appointed by the Company and the Trustee to act as custodian and bailee for the Trustee and the Company. The Company will supplement its description in the Indenture of the Contracts and confirm its grant to the Trustee of a security interest in all Contracts that it purchases.

OTHER MATTERS AFFECTING MOTOR VEHICLES AND CONTRACTS

    Under the laws of Texas, liens for repairs performed on a motor vehicle and liens for certain unpaid taxes take priority over even a perfected security interest in a vehicle. The Code also grants priority to certain federal tax liens over the lien of a secured party. Certain state and federal laws permit the confiscation of motor vehicles under certain circumstances if used in unlawful activities that may result in the loss of a collateralized party's perfected security interest in the confiscated motor vehicle. Upon the purchase of each Contract purchased by the Company, the Company will receive a warranty from Transition Leasing that the Contract creates a valid, subsisting and enforceable first priority security interest in the Leased Vehicle. However, liens for repairs or taxes or the confiscation of a Leased Vehicle could arise or occur at any time during the term of a Contract No notice will be given to the Company in the event such a lien arises or confiscation occurs.

    If the Lessee of a Leased Vehicle relocates to another state, under the laws of most states, the perfected security interest in the Leased Vehicle would continue for four months after such relocation and thereafter, in most instances, until the Lessee re-registers the Leased Vehicle in such state. Almost all states generally require surrender of a certificate of title to re-register a titled vehicle. Therefore, the Trustee or other appointed custodian must surrender possession, if it holds the certificate of title to such Leased Vehicle, before the Leased Vehicle owner may effect the re-registration. In addition, the Company should receive, absent clerical errors or fraud, notice of surrender of the certificate of title because the Company will be listed as lienholder on its face. Accordingly, the Company should have notice and the opportunity to re-perfect its security interest in the Leased Vehicle in the state of relocation. If a Lessee moves to one of the few states that does not require surrender of a certificate of title for registration of a motor vehicle, re-registration could defeat perfection or loss of the Trustee's security interest in such Leased Vehicle. The loss of the Trustee's security interest in a number of Leased Vehicles under these circumstances could have a material adverse effect on the Noteholder's collateral for the Notes. In the ordinary course of servicing the Contracts, the Company will take steps to effect such re-perfection upon receipt of notice of re-registration or other information from the Lessee as to relocation. Under the Service Agreement and the Indenture, the Company is obligated to maintain the continuous perfection of the security interest represented by each Contract in the related Leased Vehicle.

REPOSSESSION

    In the event of default by an Lessee on a Contract, the Company, as lessor, has all the remedies of a lessor under Article 2A of the UCC. The UCC remedies of a lessor include the right to repossession by self-help means, unless such means would constitute a breach of the peace. Unless the Lessee under a Contract voluntarily surrenders a vehicle, self-help repossession, by an individual independent repossession specialist engaged by Transition Leasing, will be the method usually employed by Transition Leasing when an Lessee defaults. Self-help repossession is accomplished by retaking possession of the Leased Vehicle. If a breach of peace is likely to occur, or if applicable state law so requires, Transition Leasing must obtain a court order from the appropriate state court and repossess the vehicle in accordance with that order. Most of the states in which the Company intends to purchase Contracts have state laws that would not require Transition Leasing, in the absence of a probable breach of the peace, to obtain a court order before it attempts to repossess a Leased Vehicle.

DISPOSAL OF LEASED VEHICLES AND DAMAGES AGAINST DEFAULTING LESSEES

    Upon default by a lessee, the UCC permits the lessor to take possession of the leased goods, either by self-help methods or by judicial process. Upon repossession of leased goods, a lessor may dispose of the leased goods (either by releasing the leased goods or selling the leased goods) and seek recovery of damages from the lessee. Damages of a lessor upon default by a lessee include payment of all unpaid lease payments due and owing on the date of disposition of the leased goods, recovery of the expenses incurred by the lessor in pursuing its remedies against the lessee, and damages for the unpaid installments of rent due under the lease. The damages to which a lessor is entitled for the unpaid installments of rent due under a lease after default by a lessee will be determined by whether the disposition of the leased goods is by releasing or by sale. If the leased goods are re-leased, damages are based on the present value of the remaining lease payments under the lease which is in default, less the present value of lease payments due under the new lease created when the goods are re-leased. If the leased goods are resold, damages will be based on the difference between (a) the sum of estimated value of the leased goods at the expiration of the lease which is in default plus the present value (or other similar adjustment) of the remaining lease payments, less (b) the amount realized upon the sale of the leased goods. Motor Vehicles repossessed by the Company will be generally be released to a new lessee or sold by Transition Leasing through wholesale automobile networks or auctions that are attended principally by dealers.

    Certain statutory provisions, including federal and state bankruptcy and insolvency laws, may limit or delay the ability of the Company to repossess and re-lease or sell a Leased Vehicle subject to a Contract under which the lessee has defaulted or enforce a judgment for the damages to which the Company is entitled upon repossession and release or sale of the Motor Vehicle. In the event that damages are not obtained, are not satisfied, are satisfied at a discount or are discharged, in whole or in party, in bankruptcy proceedings, including bankruptcy proceedings under Title 11 United States Code (the Federal bankruptcy law), the loss will be borne by the Company and may adversely affect the ability of the Company to repay the Notes.

CONSUMER PROTECTION LAWS

    Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lessors and servicers involved in consumer leases. These laws include, but are not limited to, the Consumer Leasing Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and M, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other similar laws. These laws require the Company to provide certain disclosures to prospective lessees, prohibit misleading advertising and protect against discriminating financing or unfair credit practices. The Federal Reserve Board has published final revisions to Regulation M under the Consumer Leasing Act that are applicable to automobile lease contracts. See "THE COMPANY--Government Regulations." The Equal Credit Opportunity Act prohibits creditors from discriminating against lease applicants on the bases of race, color, sex, age or marital status. Under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The Fair Credit Reporting Act requires the Company to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. In addition to the foregoing, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the Contracts.

    The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the Uniform Consumer Credit Code, other state statutes, or the common law in certain states, is intended to defeat the ability of the transferor of a consumer credit contract (such as the Contracts), which transferor is the lessor of the goods that gave rise to the transaction, to transfer such contract free of notice of claims by the debtor thereunder. The effect of the FTC rule is to subject the assignee of such a contract to all claims and defenses that the lessee under the contract could assert against the lessor of the goods. Most of the Contracts will be subject to the requirements of the FTC Rule. Accordingly, the Company, as holder of the Contracts, may be subject to any claims or defenses that the Lessee of the Leased Vehicle may assert against the lessor of the Leased Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the Lessee on the Contract. The Lessee, however, may also assert the FTC rule to offset remaining amounts due on the Contract as a defense against any claim brought by the Company against such Lessee.

    Several states and the federal government have enacted "lemon laws" and similar statutes containing warranty protections for consumers who purchase or lease new or used motor vehicles. The application of these statutes may give rise to a claim or defense by a consumer against the manufacturer of a purchased vehicle or the dealer from or through whom such consumer purchased or leased such vehicle. The Company may be required to cancel a lease with a consumer who successfully asserts such a claim or defense, and while the Company would have a claim against the manufacturer or such dealer, there can be assurance that the Company will be made whole in every case in which the consumer successfully asserts such rights.

    Under most state motor vehicle dealer licensing laws, sellers of motor vehicles are required to be licensed to sell motor vehicles at retail sale. Furthermore, federal odometer regulations promulgated under the Motor Vehicle Information and Cost Savings Act require that all sellers of new and used vehicles furnish a written statement signed by the seller certifying the accuracy of the odometer reading. If a seller is not properly licensed or if an odometer disclosure statement was not provided to the lessee of a Leased Vehicle, the lessee may be able to assert a defense against the seller of the vehicle.

OTHER LIMITATIONS

    In addition to the limitations discussed above, numerous other statutory provisions, including federal bankruptcy laws and related state laws, may interfere with or affect the ability of a lessor to realize upon leased goods or collect all damages to which the lessor is entitled upon default by the lessee. For example, in a proceeding under the federal bankruptcy law, a claim for damages may be treated as an unsecured claim and pay not be paid in full is the particular bankruptcy proceeding does not result in payment in full of other similar unsecured claims. The federal bankruptcy laws, however, do require the debtor or trustee in a bankruptcy proceeding to perform all obligations of the lessee under the lease (including payment of the installments of rent due under the lease) and to cure any outstanding defaults if the leased goods are to remain in the possession of the debtor or trustee subject to the provisions of the lease.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATIONS

    The following is a general discussion of certain federal income tax consequences relating to the purchase, ownership, and disposition of the Notes by the holders acquiring the Notes on their original issuance for cash. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and judicial or ruling authority as of the date hereof, all of which may be repealed, revoked or modified retroactively in a manner that could adversely affect a holder of the Notes.

    The discussion deals only with the Notes held as capital assets (generally property held for investments and not for the sale to customers in the ordinary course of a trade or business) by holders who or which are (i) citizens or residents of the United States, (ii) domestic corporations, partnerships or other entities or (iii) otherwise subject to U.S. federal income taxation on a net income basis in respect of income or gain from the Notes. The discussion does not purport to deal with federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules. Moreover, the Internal Revenue Service (the "Service") may disagree with all or a part of the discussion below. This summary does not address tax consequences of holding Notes under state, local or foreign tax laws.

    No ruling on any of the issues discussed below will be sought from the Service.

    EACH PURCHASER SHOULD CONSULT WITH HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF PURCHASING, OWNING OR DISPOSING OF THE NOTES, INCLUDING THE EFFECT OF STATE, LOCAL OR FOREIGN LAWS.

TAX CONSEQUENCES TO NOTEHOLDERS

    TREATMENT OF THE NOTES AS INDEBTEDNESS. The Company will agree, and the Noteholders will agree by their purchase of Notes, to treat the Notes as debt for federal income tax purposes, unless an adverse determination dictates otherwise. If, however, it is determined for tax purposes that the Notes represent an equity investment, a substantial portion of the discussion set forth below will be inapplicable and the tax consequences of the holders of the Notes will change, possibly with adverse tax consequences. The discussions below assume this characterization of the Notes as debt is correct. The Company has not received an opinion of counsel with respect to the classification of the Notes as debt for federal income tax purposes.

    INTEREST INCOME ON THE NOTES. As a general rule, interest paid or accrued on the Notes will be treated as ordinary income to the holders of the Notes. A holder of the Notes using the accrual method of accounting for federal income tax purposes is required to include stated interest earned on the Notes in ordinary income as such interest accrues, while a Noteholder using the cash receipts and disbursements method of accounting for federal income tax purposes must include such interest in ordinary income when payments are received (or made available for receipt) by such Noteholder.

    MARKET DISCOUNT. The resale of Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a Noteholder purchases, subsequent to the original issuance of the Notes, a Note at a market discount that exceeds a DE MINIMIS amount, any gain recognized by the holder upon the sale, redemption at maturity or other disposition of the Note will be taxable as ordinary income to the extent of the portion of market discount that accrued on the Note while held by such Noteholder. Market discount will be treated as accruing ratably over the term of such Noteholder or, at the election of the Noteholder (which election may not be revoked without the consent of the IRS), under a constant yield method. Also, a Noteholder may elect to include market discount into income as it accrues in which case gain realized on the sale, exchange or retirement of a Note will not be treated as ordinary income under the market discount rules. Such an election by a Noteholder (which election may not be revoked without the consent of the IRS) will apply to all debt instruments with market discount acquired by the Noteholder on or after the day of the first taxable year to which such election applies.

    Market discount is defined generally as the excess, if any, of the stated redemption price of the Note at maturity over the basis of the Note in the hands of such holder immediately after its acquisition.

    Limitations imposed by the Code which are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a Note with accrued market discount. As noted above, a Noteholder may elect to include market discount in gross income on a current basis and, if such Noteholder makes such an election, is exempt from this rule. The adjusted basis of a Note subject to such election will be increased to reflect market discount included in gross income, thereby reducing any gain or increasing any loss on a sale or taxable disposition.

    AMORTIZATION BOND PREMIUM. The resale of Notes may be affected by the bond premium rules of the Code. In general, if a Noteholder purchases a Note at a premium, (I.E., an amount in excess of the amount payable upon the maturity thereof), such Noteholder will be considered to have purchased such Note with "amortized bond premium" equal to the amount of such excess. Such Noteholder may elect to deduct the amortizable [amortized] bond premium as it accrues under a constant-yield method over the remaining term of the Note. Amortizable bond premium is treated as an offset to interest income rather than as a separate interest deduction. Such Noteholder's tax basis in the Note will be reduced by the amount of the amortizable bond premium deduction. Any such election shall apply to all debt instruments (other than instruments the interest on which is excludable from gross income) held by the Noteholder at the beginning of the first taxable year to which the election applies or thereafter acquired and is irrevocable without the consent of the Service. Bond premium on a Note held by a Noteholder who does not elect to deduct the premium will decrease the gain or increase the loss otherwise recognized on the disposition of the Note.

    SALE OR OTHER DISPOSITION. In general, the holder of a Note will recognize gain or loss upon the sale, redemption, retirement or other disposition in an amount equal to the difference between the amount realized on the sale and the Noteholder's adjusted tax basis in the Note. The adjusted tax basis of a Note to a particular Noteholder generally will equal the Noteholder's cost for the Note, increased by market discount, if any, previously included by such Noteholder in income with respect to the Note and decreased by principal payments previously received by such Noteholder and the amount of bond premium, if any, previously amortized with respect to the Note. Any such gain or loss will be capital gain or loss if the Note was held as a capital asset, except for gain representing accrued interest and accrued market discount not previously included in income, and will be long-term capital gain or loss if the Note was held for more than one year. Capital losses generally may be used only to offset capital gains.

    TAX ADMINISTRATION AND REPORTING. The Trustee will furnish to each Noteholder with each a statement setting forth the amount of such distribution allocable to principal and to interest. Such payment of principal or interest reports will be made annually to the Service and to holders of record that are not excepted from the reporting requirements regarding such information as may be required with respect to interest with respect to the Notes.

    BACKUP WITHHOLDING. Under certain circumstances, a Noteholder may be subject to "backup withholding" at a 31% rate. Backup withholding may apply to a Noteholder who is a United States person if the holder, among other circumstances, fails to furnish his Social Security number or other taxpayer identification number to the Trustee. Noteholders should consult their tax advisors for additional information concerning the potential application of backup withholding to payments received by them with respect to a Note.

CERTAIN FEDERAL INCOME TAX LIABILITIES OF THE COMPANY AND TRANSITION LEASING

    Transition Leasing and the Company will file a consolidated federal income tax return. Because of the consolidated filing and the closely-held corporation status of Transition Leasing, additional federal income tax consequences may arise. Certain of these are summarized below.

    The Company and Transition Leasing (the "Affiliated Group") intend to file consolidated federal income tax returns and, as a result, each will be severally liable for the federal income tax liability of the Affiliated Group. The Company and Transition Leasing believe that there will be sufficient assets available to timely pay the Affiliated Group's federal income tax liability as it becomes due and payable. Also, under a tax allocation agreement signed by the Company and Transition Leasing, Transition Leasing has agreed to pay all federal income tax liability of the Affiliated Group as it becomes due and payable, although there can be no assurance that Transition Leasing will have the ability to pay such obligations. Under applicable federal tax laws, if Transition Leasing fails to make such payments of tax, the other members of the Affiliated Group, including the Company, would be responsible for making such payments.

    Also, the Affiliated Group will be subject to the passive loss rules under
Section 469 of the Code. As a result, any portfolio-type income earned by the Affiliated Group (E.G., interest and dividends) may not be able to be offset by passive losses of the Affiliated Group. The Company does not anticipate that either it or Transition Leasing will have significant amounts of portfolio-type income during the period the Notes are outstanding. If portfolio-type income is realized, however, federal income tax may be owed with respect to such income even though the Affiliated Group otherwise has incurred passive losses. In addition, the Affiliated Group may be subject to the personal holding company rules of the Code which may, in certain circumstances, impose an additional tax liability on the Affiliated Group.

                              PLAN OF DISTRIBUTION

    The Company is offering up to $10,000,000 in aggregate principal amount of the Notes. The Notes will be sold on a "best efforts" basis by Great Nation Investment Corporation (the "Underwriter"), and the Underwriter is not obligated to purchase the Notes. The Underwriter may, but is not obligated to, select participating soliciting broker/dealers that are qualified to offer and sell the Notes in one or more states as engaged by the Underwriter and that are members of the NASD. As of the date of this Prospectus, the Underwriter has not engaged any soliciting broker/dealers to participate in the offering. The Company anticipates that the Underwriters and any broker/dealers engaged to participate in the offering will solicit those investors and customers for whom they believe this investment would be suitable. The Underwriters and such other broker/dealer selling Notes will be responsible for determining the Notes' suitability as an investment for a given investor.

    The Company shall pay to the Underwriter in consideration for its services, a sales commission of 6% the principal amount of Notes sold to investors. In addition, the Company will reimburse the Underwriter for certain expenses incurred in connection with its due diligence activities with regard to the offering in an amount not to exceed 2 1/2% of the aggregate principal amount of the Notes sold.

    The Company may terminate the Underwriting Agreement in the event that the Underwriting Group is unable to sell at least $750,000 of the Notes within 45 days of the date hereof and at least $250,000 of the Notes each calendar month after the month in which the 45th day after the date hereof occurs. The Underwriter may terminate the Underwriting Agreement because of a material breach of the Underwriting Agreement by the Company or if the Underwriter reasonably determines that the Notes are not marketable. Generally, the Underwriter will bear all of its expenses; provided, however, that if the Underwriter terminates the Underwriting Agreement because of a material breach of this Agreement by the Company, the Company shall be obligated to pay to the Underwriter an amount equal to all of the Underwriter's accountable out-of-pocket expenses Transition Leasing and the Company have agreed, jointly and severally, to indemnify the Underwriter against certain liabilities, including liabilities under applicable securities laws. The Underwriting Agreement provides that the obligations of the Underwriter pursuant to the Underwriting Agreement are subject to the approval of certain legal matters by Underwriter's counsel and various other conditions.

    The Company will pay Transition Leasing up to 1.5% of the gross offering proceeds to reimburse Transition Leasing for offering and organizational expenses paid by Transition Leasing on the Company's behalf. No part of these payments will be paid by Transition Leasing to brokers to engage in sales efforts for the Company (sometimes called wholesale fees).

    Investor funds will be held in a subscription escrow account with Texas Community Bank, N.A., as escrow agent, until a minimum of $250,000 in principal amount of the Notes are sold. In the event that the minimum amount of Notes is not subscribed before the Offering Termination Date (or any earlier termination of the Offering), the Offering will be terminated and the escrowed funds, plus any interest thereon, will be promptly returned to the subscribing investors by the escrow agent. Upon the subscription of the minimum amount of Notes, the escrowed funds will be released to the Company. Any subsequent subscription funds with respect to the sale of additional Notes will be immediately released to the Company and available for use by the Company upon the Company's request. All subscriptions are subject to the right of the Company to reject any subscription in whole or in part. Notes will be dated and interest will accrue as of the third business day after subscription funds are deposited in the Underwriter's account for remittance to the subscription escrow account or the Company's operating account, as the case may be.

    The offering will terminate on the Offering Termination Date, unless sooner terminated by the Company (i) upon the failure to achieve the minimum subscription amount, (ii) upon the sale of all of the Notes, (iii) if the Company believes that suitable Contracts will not be available for purchase by the Company, or (iv) if the Company believes that additional selling efforts will be unsuccessful. Early termination of the offering may result in the Company selling less than $10,000,000 in aggregate principal amount of the Notes and may expose prior purchasers of Notes to certain risks. See "RISK FACTORS-- Sale of Small Amount of Notes."

    To allow the Company to make an orderly investment of all proceeds from the sale of the Notes in the purchase of Contracts, the Company may limit the dollar amount of subscriptions for Notes that it is willing to accept during any month of the offering period. To attempt to minimize the effects of the delay in the purchase or acquisition of Contracts, the Company will monitor the receipt of subscriptions.

    The Company intends to accept in the order received properly completed subscriptions and payments for subscription amounts from qualified investors meeting the applicable suitability standards. The Company may elect to treat as accepted for purposes of any monthly limit on subscriptions from certain otherwise qualified investors (for example, IRA's) whose subscription funds are being paid by a trustee or other institution that has confirmed to the Company that the funds will be paid. Upon the achievement of the maximum subscription amount ($10,000,000) for the Notes, any subsequently received subscriptions will not be accepted by the Company and will be promptly returned.

                                    EXPERTS

    The financial statements of the Company included in this Prospectus have been audited by Sprouse & Winn, L.L.P., independent certified public accountants, whose report thereon appears elsewhere herein, and have been so included in reliance upon the report and authority of such firms as experts in auditing and accounting.

                                 LEGAL MATTERS

    Certain matters with respect to the validity of the Notes have been passed upon for the Company by Kuperman, Orr, Mouer & Albers, a Professional Corporation, Austin, Texas. Kuperman, Orr, Mouer & Albers, a Professional Corporation, has also delivered its opinion to the Company as to certain compliance matters relating to the Act discussed under "THE COMPANY--Government Regulations." Drenner & Stuart, L.L.P. a Texas limited liability partnership, has also delivered to the Company its opinion as to the federal income tax matters discussed under "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

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                                       58

                        TRANSITION AUTO FINANCE II, INC.

                                 AUSTIN, TEXAS

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

INDEPENDENT AUDITORS' REPORT...............................................................................         F-2

FINANCIAL STATEMENT

  Balance Sheet............................................................................................         F-3

  Notes to Financial Statement.............................................................................         F-4

To the Board of Directors and Stockholder of Transition Auto Finance II, Inc.

Dallas, Texas

                          INDEPENDENT AUDITORS' REPORT

    We have audited the accompanying balance sheet of Transition Auto Finance II, Inc., a Texas corporation, as of March 30, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Transition Auto Finance II, Inc. as of March 30, 1998, in conformity with generally accepted accounting principles.

                                                  SPROUSE & WINN, L.L.P.

Austin, Texas
March 31, 1998

                        TRANSITION AUTO FINANCE II, INC.
                                 BALANCE SHEET
                                 MARCH 30, 1998

                                     ASSETS

CURRENT ASSETS

  Cash..............................................................................  $   1,000
                                                                                      ---------

TOTAL ASSETS........................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

STOCKHOLDERS' EQUITY

  Common stock $.10 par value: 1,000 shares authorized, issued, and outstanding.....  $     100

  Additional paid-in capital........................................................        900
                                                                                      ---------

Total Stockholders' Equity..........................................................      1,000
                                                                                      ---------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................  $   1,000
                                                                                      ---------
                                                                                      ---------

               See Accompanying Notes to this Financial Statement

                        TRANSITION AUTO FINANCE II, INC.

                          NOTES TO FINANCIAL STATEMENT

                                 MARCH 30, 1998

NOTE 1:  GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL

    Transition Auto Finance II, Inc. (the Company) is a Texas corporation organized on March 17, 1998. The Company was established to purchase motor vehicles and automobile lease contracts, collecting and servicing automobile lease contracts and remarketing motor vehicles upon termination of their leases. Transition Leasing Management, Inc. (Transition Leasing) owns 100% of the Company's common stock. Through March 30, 1998, the Company has had no activity. The Company has adopted a December 31 year end.

    INCOME TAXES

    The Company is a corporation subject to federal and state income taxes. The Company and its parent intend to file a consolidated tax return. Each company in the consolidated group determines its taxable income or loss, on a separate company basis, and the consolidated tax liability is allocated to each company with taxable income in proportion to the total of the taxable income amounts. Through March 30, 1998, the Company has had no federal taxable income.

NOTE 2:  NOTES OFFERING

    The Company is intending to offer (the "Notes Offering") on a "best efforts basis" up to $10,000,000 of 11% Redeemable Secured Notes (the "Notes"). The Notes will have a term of forty-eight months and will bear interest at a fixed rate of 11%. The Notes are to be sold through an underwriter. The Company will be required to make monthly payments of interest, paid in arrears, on the outstanding principal balance at the floating rate. The Notes will bear interest from the date of issuance at a fixed rate set at 11% fixed per annum.

    The underwriter will receive fees totaling 6% of the gross offering proceeds of the Notes Offering, and up to an additional 2% for their due diligence activities. The Company will reimburse Transition Leasing for organizational and offering expenses up to a maximum amount equal to 1.5% of the gross offering proceeds.

    The remainder of the Notes Offering proceeds will be used to acquire automobile lease contracts backed by new automobiles and automobiles with remaining factory warranties or extended service contracts that extend to the termination of their lease contracts (the "Contracts"). The Contracts and the leased vehicles will be the asset-backed security for the Notes. A minimum of $250,000 of Notes must be sold before any funds will be released for use by the Company.

    The Company will enter into contracts originated by, or will purchase certain existing Contracts owned by Transition Leasing or Prime Choice Incorporated. The Company intends to enter into a Servicing Agreement with Transition Leasing. Transition Leasing will be entitled to a servicing fee of $20 per month Contract and a payment of $150 per Contract purchased. Transition Leasing will receive, as a marketing fee, 57.5% of the down payment made the customers with respect to contracts it originates. The Company intends to enter into an Indenture between the Company and a bank, as trustee, which will govern collection of the Contract proceeds and repayment of the Notes.

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                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Risk Factors..............................................................   12
Capitalization............................................................   21
Use of Proceeds...........................................................   21
Description of the Notes..................................................   22
Collateral for the Notes..................................................   25
The Company...............................................................   31
Purchase, Acquisition and Collection of Contracts.........................   35
Security Ownership of Certain Beneficial Owners and Management............   39
Management................................................................   40
Litigation................................................................   43
Management's Discussion and Analysis of Plan of Operation.................   44
Additional Indenture Provisions...........................................   45
Certain Legal Aspects of the Contracts....................................   48
Certain Federal Income Tax Considerations.................................   53
Plan of Distribution......................................................   55
Experts...................................................................   57
Legal Matters.............................................................   57
Financial Statements......................................................  F-1

                              -------------------

    UNTIL AUGUST 8, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN
THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $10,000,000
                            REDEEMABLE SECURED NOTES
                               DUE JUNE 30, 2002
                                TRANSITION AUTO
                                FINANCE II, INC.

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                  GREAT NATION
                             INVESTMENT CORPORATION
                                 JULY 14, 1998

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